EXHIBIT 10.67

ADDENDUM TO LEASE

This is an Addendum to that certain Lease by and between Aerojet-General Corporation, an Ohio corporation, as Landlord, and Foundation Health, a California Health Plan, a California corporation, as Tenant, dated July 13, 1995.

35.	Premises. Landlord does hereby lease to Tenant and Tenant hereby leases from Landlord approximately fifty thousand (50,000) rentable square feet of office space (herein called “Premises”) comprising the entire first (1st) floor of Building number 2025 (the “Building”) located at the Aerojet headquarters in the City of Rancho Cordova, in the State of California. The rentable square feet contained in the Building and the Premises shall be field measured according to BOMA Standards (ANSI 265.1-1980/reaffirmed 1989) by a reputable space planner or architect reasonably satisfactory to Landlord.

36.	Condition of Premises and Building Improvements.

A.	Landlord’s Obligations. Prior to delivery of the Premises to Tenant, Landlord shall conduct, at Landlord’s sole cost and expense, the following cleaning and repair of the Premises (collectively, “Landlord’s Work”):

1.	Repair T-Bar grid and replace damaged ceiling tiles.

2.	Perform minor repairs to drywall prior to painting.

3.	Paint all interior walls, door frames, and columns.

4.	Repair existing carpeting and, to the extent needed, install new direct glue down carpeting. Landlord and Tenant estimate that ten percent (10%) to fifteen percent (15%) of the carpeting in the Premises will require replacement.

Existing doors and hardware will remain. No work will be done to the lobby area. No demolition work will be conducted. Other than Landlord’s Work, Tenant shall take the Premises “as is.” Upon execution of the Lease, Landlord and Tenant shall conduct a walk-through of the Premises and agree upon the maximum cost that Landlord shall be required to incur in conducting Landlord’s Work.

B.	Tenant’s Obligations. Any other preparation of, or improvements to, the Building that Tenant desires shall, subject to approvals from Landlord under paragraph 10 of this Lease, be the responsibility of Tenant and done at Tenant’s sole cost and expense, except that Landlord agrees to provide to Tenant an allowance up to eighty thousand dollars ($80,000,00) to reimburse Tenant for costs and expenses incurred by Tenant in refurbishing the southern entrance to the Building and the exterior of the Building near said southern entrance.

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C.	Communications Improvements. Tenant shall have the right to install and distribute data communications wiring, telephone lines and other communications and information processing relating wiring and equipment as reasonably required for Tenant’s business,

37.	Possession. Landlord shall deliver the Premises to Tenant upon completion of Landlord’s Work. Landlord shall use its best efforts to complete said work on or before September 1, 1995. If Landlord fails to deliver the Premises to Tenant on or before September 1, 1995, then the term of the Lease shall commence on the date of delivery and end two (2) years and one (1) month after that date.

38.	Use by Subsidiaries. Tenant may allow any one hundred percent (100%) owned subsidiary of Foundation Health Corporation, a Delaware corporation, to use the Premises at any time, and for any duration, during the term of the Lease, provided there shall be no assignments of, or subletting under, this Lease. If Tenant does request Landlord’s consent to any assignment, subletting, or use by any other person or entity, Landlord may withhold such consent arbitrarily, capriciously, and without reason.

39.	Option to Extend. Tenant shall have the right and option to extend the term of this Lease for two (2) consecutive six (6) month periods commencing immediately upon the ending date of this Lease and the first six (6) month extension, respectively, upon the following conditions:

A.	That Tenant is not, at the time of option exercise, in default under this Lease.

B.	That Tenant shall, not later than one hundred fifty (150) calendar days prior to the ending date of this Lease or the first six (6) month extension, as appropriate, provide, and Landlord receives, a duly mailed written notice setting forth Tenant’s exercise of the option to extend the term of this Lease. Failure by Tenant to provide timely written notice as set forth herein shall, unless, and in the sole discretion of Landlord, a later notice is acceptable to the Landlord, cause the option to lapse and its exercise by Tenant shall not be effective.

40.	Option to Expand.

a.

Thirty Thousand (30,000) Rentable Square Feet. During the first year of the term of the Lease, Tenant shall have the right and option to expand the Premises to include thirty thousand (30,000) rentable square feet situated on the second (2nd) floor of the Building (“First Expansion Space”) upon thirty days’ written notice to Landlord (“First Option to Expand”). If Tenant fails to exercise such option to expand, then, on the first anniversary of the commencement of the term, the Premises shall be expanded automatically to include the First Expansion Space.

The exact location and configuration of the First Expansion Space are to be determined by Tenant upon the earlier of (i) Tenant’s exercise of its First Option to Expand or (ii) thirty (30) days prior to the first anniversary of the term of the Lease.

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b.	Twenty Thousand (20,000) Rentable Square Feet. Tenant shall have the right and option to expand the Premises to include all, and not less than all, of the remaining rentable square feet contained in the Building (which the parties anticipate to be approximately twenty thousand (20,000) rentable square feet) (“Second Expansion Space”). Tenant shall have the right to effect such expansion option upon written notice to Landlord simultaneously with its First Option to Expand or at anytime after Tenant takes possession of the First Expansion Space.

The rentable square feet contained in the First Expansion Space and the Second Expansion Space shall be field measured according to BOMA Standards (ANSI 265.1-1980/reaffirmed 1989) by a reputable space planner or architect reasonably satisfactory to Landlord. The First Expansion Space and the Second Expansion Space, as appropriate, shall be deemed to be included as a part of the “Premises” and shall be subject to the same terms and conditions as the original office space. The rental rate for the additional office space shall be the same as the rental rate for the original office space.

Landlord shall improve both the First Expansion Space and the Second Expansion Space to the same extent that Landlord improves the original office space. Such improvements shall be completed by the earlier of (i) thirty (30) days after Tenant exercises its First Option to Expand or (ii) the first anniversary of the term of the Lease. Tenant shall have the right to install and distribute data communications wiring, telephone line and other communications and information processing wiring and equipments as reasonably required for Tenant’s business.

41.	Signage. With Landlord’s prior approval as to the design of the signage, Tenant may install a sign on the Building. Landlord shall provide a one-time five thousand dollar ($5,000) allowance for the cost of designing and installing the signage. Tenant may not erect any other signs without the written permission of Landlord.

42.	Parking. Tenant shall be entitled, at no cost, to seven and one-half (7 & 1/2) spaces per one thousand (1,000) rentable square feet of the Premises,

43.	Security. The Building is located in a complex of office buildings, for which Landlord provides a package of security features, including without limitation, a security fence, twenty-four (24) hour security guard, and security identification cards. Tenant shall benefit from and cooperate in the security features that Landlord provides to the office complex, including the Premises.

44.	Access to Premises. Tenant shall have access to the Premises and the parking twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year.

45.	Utility Services. Tenant shall be responsible for and timely pay all electrical and gas utility costs associated with the occupancy and use of the Premises. At Landlord’s expense, the Building will be separately metered for electrical and gas service.

Landlord will use its best efforts to ensure continuous availability of telecommunications, telephone, electrical, gas, and other utility services to the Building, but Landlord cannot and does not guaranty that such continuous service will occur. Tenant agrees that Landlord shall have no liability for any loss or damage caused by discontinuation or interruption of utility services.

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46.	Brokers’ Fee. Landlord shall pay a brokers’ fee equal to six percent (6%) of the total rent for the Premises leased at the commencement of the term. One-half (1/2) of the brokers’ fee shall be due and payable promptly following the determination of the exact square footage of the Premises, upon which the rent is based, provided that Landlord is then assured that no rescission under Section 47 can occur. The balance of the brokers’ fee shall be due and payable upon commencement of the term of this Lease.

If Tenant exercises its option to extend the Lease or its option to expand the Premises or the Premises are automatically expanded, then Landlord shall pay a brokers’ fee equal to six percent (60) of the total increase in rent for the Premises. Such additional brokers’ fee shall be due and payable upon effective exercise of the Tenant’s option or the automatic expansion, as appropriate.

47.	Compliance with Governmental Requirements. Landlord shall be responsible for bringing the Building into compliance with the Americans with Disabilities Act (“ADA”). Landlord shall bear the cost of bringing the Building into compliance with the ADA and shall not pass such cost through to Tenant by any means, including, without limitation, deducting the cost of ADA compliance from any of Tenant’s tenant improvement allowances.

If in the process of obtaining government permits or approvals necessary to make the Building available to Tenant in accordance with the terms of this Lease, unusual or burdensome requirements are imposed, then either Landlord or Tenant may rescind this Lease. Completion of Landlord’s Work and issuance of a building permit to Tenant for its initial work shall be conclusively deemed to mean that no such unusual or burdensome requirements were imposed.

48.	Environmental Site Conditions Certification and Indemnification. Landlord represents and certifies to Tenant the following relative to the Building:

A.	Landlord has no information indicating that the Building ever had any industrial activity conducted on it. Landlord is not aware of any soil contamination on the Building.

B.	Groundwater contamination, at depth, may exist below the Building. Such contamination is being addressed pursuant to a consent decree entered into by Landlord and state and federal environmental protection agencies. Such decree requires Landlord to investigate and remediate any such groundwater contamination with the review and approval of the state and federal governments.

C.	The consent decree also requires Landlord to notify the governments before any possessory interest in any land on the Sacramento facility is granted. On August 2, 1995 Landlord provided such notice regarding the potential lease of Building number 2023.

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Landlord will defend and indemnify Tenant in respect of any liability and claim of liability (“Liability Claim”) which any third person asserts against Tenant and is based solely on and arises solely out of any environmental contamination which is associated with the Premises and its immediate surrounding area and is caused by Landlord, subject to each of the following conditions:

A.	Tenant promptly gives Landlord written notice of any Liability Claim and delivers to Landlord a copy of each document or other writing which Tenant receives in connection therewith;

B.	Tenant, at its own expense, cooperates with Landlord in every reasonable way in connection with the defense of each Liability Claim;

C.	Landlord, at its option, may control the defense of each Liability Claim, select lawyers to defend each Liability Claim, and compromise and settle each Liability Claim; and

D.	Tenant gives Landlord notice of the Liability Claim within one year after the expiration or termination of this Lease, whichever first occurs.

Tenant will defend and indemnify Landlord in respect of any liability and claim of liability (“Liability Claim”) which any third person asserts against Landlord and is based solely on and arises solely out of any environmental contamination which is associated with the premises and its immediate surrounding area and is caused by Tenant during this Lease.

49.	Insurance. Landlord and Tenant agree that the amount of coverage that Tenant shall procure and maintain pursuant to Section 16 shall be no less than Five Million Dollars ($5,000,000.00). Tenant may have a deductible up to, and no greater than, One Million Dollars ($1,000,000.00). The insurer or insurers shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed, and any substitute insurer or insurers shall have equal or better performance and financial ratings under “Best’s Key Rating Guide.”

Tenant shall also procure and maintain, at Tenant’s sole cost and expense, insurance adequate to protect Tenant and Landlord under the workers’ compensation laws of the State of California (Part A) plus standard employer’s liability insurance in an amount not less than One Million Dollars ($1,000,000.00) (Part B), including waiver of subrogation rights with respect to Landlord. Tenant shall provide Landlord with appropriate certification or other proof of such coverage.

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Landlord
Aerojet-General Corporation, an Ohio corporation

Dated:		By:	/s/ Terry P. Griffin
		Its:	Director, Real Estate

Tenant
Foundation Health, a California Health Plan, a California corporation

Dated:	August 2, 1995	By:	/s/ Joe E. Erway
		Its:	Vice President

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SECOND ADDENDUM (“Second Addendum”) TO OFFICE BUILDING LEASE

DATED JULY 13, 1995, BETWEEN

AEROJET - GENERAL CORPORATION,

an Ohio corporation (“Landlord”), and

FOUNDATION HEALTH, A CALIFORNIA HEALTH PLAN,

a California corporation (“Tenant”)

Aerojet 2025 Building, Rancho Cordova, California

THIS SECOND ADDENDUM is attached to and made part of the above-referenced lease, which lease includes an Addendum to Lease that contains Sections 35 through 49 (collectively, the “Lease”). Unless otherwise defined in this Second Addendum, all capitalized terms used in this Second Addendum shall have the same meaning as such capitalized terms have in the Lease. All references within this Second Addendum to a “Section” are to a specific section within the Lease unless otherwise indicated,

1. Sections 4 and 37, Possession. If Landlord, for any reason other than a Tenant-caused delay, shall fail to substantially complete Landlord’s Work and deliver the Premises to Tenant by September 1, 1995 (the “Scheduled Commencement Date”), the parties agree that Tenant shall have the following remedies:

(a) If such delivery occurs later than thirty (30) days after the Scheduled Commencement Date, then Tenant shall be entitled to one (1) day of free rent for each day after said thirty (30) days that Landlord is late in so delivering the Premises.

(b) If such delivery occurs later than ninety (90) days after the Scheduled Commencement Date, then Tenant may terminate the Lease by written notice to Landlord prior to Tenant’s occupancy of the Premises.

2. Section 5, Rent. The parties acknowledge that Tenant shall have no obligation to pay “operating expenses,” other than the cost of electrical and gas service pursuant to Section 45.

3. Section 9, Compliance with Law. Tenant’s obligation under Section 9 of the Lease and elsewhere in the Lease with respect to the compliance with laws, statutes, ordinances, and governmental rules and regulations (including, but not limited to, the Americans with Disabilities Act of 1990), as all of the same may be amended and supplemented from time to time (collectively, “Laws”) shall be limited to (i) Laws pertaining to Tenant’s personal property; (ii) Laws pertaining to modifications made to the Premises by Tenant; and (iii) Laws pertaining to Tenant’s specific use of the Premises. Landlord, at Landlord’s sole cost and expense, shall comply with all other Laws pertaining to the Building and parking area; provided, however, that if the aggregate cost of the Landlord’s complying with any Laws exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), and Landlord did not have actual or constructive notice prior to commencement of the term of the general cost of the compliance now being required, and Tenant is unwilling to pay the cost of such compliance in excess of $250,000.00 (it being agreed that Tenant has no obligation to pay such cost), Landlord shall have the right to terminate the Lease upon one hundred twenty (120) days’ written notice to Tenant. If Landlord

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exercises such termination right, Landlord shall pay reasonable costs and expenses incurred by Tenant in relocating to new premises, not to exceed Seventy-Five Thousand Dollars ($75,000.00).

4. Section 10, Alterations and Additions.

(a) Landlord’s consent to alterations, additions or improvements (collectively, “Alterations”) shall in no event be unreasonably withheld or delayed.

(b) In no event shall Tenant be obligated to remove any Alterations on the Premises (including, but not limited to, the leasehold improvements constructed by Landlord), unless such Alterations were made by Tenant during the term of the Lease. If Tenant desires to have the right to surrender the Alterations at the expiration of the Lease term and not remove them from the Premises, Tenant shall, at the time that it requests Landlord’s consent to the making of those Alterations, notify Landlord of such desire, and Landlord shall have the option to either (i) require such surrender of the Alterations, or (ii) expressly condition Landlord’s approval of such Alterations on Tenant’s agreement to remove such Alterations at the expiration of the Lease term,

5. Sections 11, Repairs. Tenant shall not be responsible for the correction or repair of any latent defect in the Premises, or any existing defect or code violation in existence prior to the commencement of the term. The repairs or maintenance that are Landlord’s responsibility shall be done diligently and on a timely basis.

6. Section 17, Services and Utilities. If any utility or other service to the Premises is interrupted, Tenant shall be entitled to an abatement of rent (proportionate to the degree to which Tenant’s use of the Premises for office purposes is interfered with) until ouch interruption is cured by Landlord. Landlord shall use diligent and good faith efforts to promptly restore utility service.

7. Section 21, Entry by Landlord. Landlord shall provide to Tenant advance notice of Landlord’s entry onto Premises (except in the case of an emergency, or in such cases as Landlord’s security procedures do not reasonably permit advance notice). Landlord’s right to enter the Premises to show them to prospective tenants pursuant to Section 21 shall be limited to the last six (6) months of the Lease term. In no event shall Landlord’s access onto the Premises unreasonably interfere with Tenant’s use of the Premises.

8. Section 22, Reconstruction. Tenant shall be entitled to a rent abatement pursuant to Section 22, from the date of the casualty until the repairs are completed, whether or not such casualty is covered by Landlord’s insurance.

9. Section 23, Default. In Section 2.3.a, the words “vacating or” are hereby deleted. In Section 23.b, the words “three (3) days” are hereby replaced with “ten (10) days.”

10. Section 29(ii), Waiver. This waiver by Tenant of any term, covenant or condition in the Lease or this Second Addendum shall not be deemed a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition contained in the Lease or this Second Addendum.

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11. Section 29(iii), Notices. All notices to Tenant shall be sent to the Premises and:

Foundation Health Corporation

Attention: Director of Real Estate

Post Office Box 2470

Rancho Cordova, California 95741-2470

12. New Provision, Hazardous Materials. Nothing in the Lease is intended to prevent Tenant from using hazardous materials or hazardous substances normally associated with office activities, provided the same are used in compliance with all applicable laws. Tenant’s responsibility respecting hazardous materials or hazardous substances shall be limited to those materials actually introduced by Tenant in the Premises; the responsibility for compliance with laws respecting all other hazardous materials or hazardous substances shall be Landlord’s.

13. Section 36A, Landlord’s Obligations. Landlord and Tenant shall, as soon as possible after the execution of the Lease, and from time to time during the course of construction, confer respecting the Landlord’s Work, such that Tenant will be kept apprised of the progress of that work, and so the Tenant has the right to approve (which approval shall not be unreasonably withheld or delayed) all construction drawings, finishes and materials. In addition to the work described in Section 36A, the Landlord’s Work shall include all work necessary to bring the Building into compliance with applicable building codes and other applicable laws, such that Tenant can lawfully occupy the Premises.

14. Section 36B, Tenant’s Obligations. The allowance referenced in Section 36B shall be paid not later than thirty (30) days after Landlord’s receipt of a reasonably detailed invoice from Tenant.

15. Section 39, Option to Extend. The rent during the option terms shall be One and 04/100ths Dollars ($1.04) per square foot of rentable area per month.

IN WITNESS WHEREOF, the parties have executed this Second Addendum as of the date first set forth above.

LANDLORD		TENANT

AEROJET – GENERAL CORPORATION, an Ohio corporation		FOUNDATION HEALTH, A CALIFORNIA HEALTH PLAN, a California corporation

By:	/s/ T. P. Griffin	By:	/s/ Joe E. Erway
Name:	T. P. Griffin	Name:	Joe E. Erway
Its:	Director, Real Estate	Its:	Vice President

Date of Execution: August 2, 1995		Date of Execution: August 2, 1995

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THIRD ADDENDUM TO LEASE

This is the Third Addendum attached to that certain Lease by and between Aerojet-General Corporation, an Ohio corporation, as Landlord, and Foundation Health, a California Health Plan, a California corporation, as Tenant, dated duly 13, 1995, including that certain Addendum and that certain Second Addendum attached thereto (collectively, the “Lease”).

1.	Temporary Storage Area. Landlord does hereby permit and allow Tenant temporary use (the “License”) of a portion of the space contained in building number 2006 located at said Aerojet property in Rancho Cordova, California (the “Temporary Storage Area”). The exact location and configuration of the Temporary Storage Area shall be determined by Landlord and Tenant through mutual consultations immediately after execution of the Lease and this Third Addendum and shall contain approximately three thousand (3,000) to four thousand (4,000) rentable square feet. The Temporary Storage Area will not be separated from the balance of the space in said building number 2006 by any demising wall or walls. Landlord and Tenant agree to cooperate reasonably and fairly with each other in connection with uses of their respective portions of said building.

2.	Use of Temporary storage Area. Tenant may use the Temporary Storage Area for the storage, light assembly, and staging of computers and related equipment to be used in Tenant’s business, including, but not limited to, preparation for Tenant’s taking of possession of the Premises in said building 2025, and for no other use without Landlord’s advance written consent. Tenant expects to have no more than approximately six (6) employees working in the Temporary Storage Area at any time. The Temporary Storage Area is not intended, nor will it be prepared, for long-term occupancy or use as business offices.

3.	Term of License. The term of the License shall commence upon full execution of the Lease and this Third Addendum 8/2/95 and shall continue on a month-to-month basis thereafter. The License may be terminated by thirty (30) days’ written notice of termination given by either Landlord or Tenant to the other, except that Landlord cannot terminate the License effective earlier than thirty (30) days after Landlord delivers possession of the Premises to Tenant.

4.	License Fee. Tenant agrees to pay to Landlord, without prior notice or demand, and without deduction or offset, in advance, as consideration for the License, the sum of (a) One Dollar ($1.00) per rental square foot (as measured by said BOMA standards) of the Temporary Storage Area per month; plus (b) fourteen cents ($0.14) per rental square foot of the Temporary Storage Area per month as a fixed reimbursement to Landlord for the estimated cost of providing electrical and gas service to the Temporary Storage Area. Said payments shall be made on or before the first (1st) day of each calendar month of the term of the License. Payment for any period during the term of the License that is less than one (1) month shall be a prorated portion of the monthly payment, based upon a thirty (30) day month. Tenant shall have no obligation to pay for utility services provided by Landlord to the Temporary Storage Area except as set forth above in this section.

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5.	Preparation of Temporary Storage Area. Landlord shall be responsible for coordinating the preparation of the Temporary Storage Area for use by Tenant. Tenant shall bear all reasonable costs and expenses incurred in carrying out such preparation and shall, at the request of Landlord, provide labor to assist Landlord in carrying out such preparation. In this connection, Landlord and Tenant shall work together to utilize, to the extent possible, various interior partitions that Landlord has available and stored in said building 2006. Other than such preparation, Lessee accepts the Temporary Storage Area “as is,” and Lessor shall have no duty to improve or change the Temporary Storage Area in any way.

6.	Parking. Tenant shall have access to the parking area near said building number 2006 to the extent reasonably necessary for Tenant’s use of the Temporary Storage Area.

7.	Janitorial Service. Landlord shall have no obligation to provide janitorial service with respect to the Temporary Storage Area.

8.	Terms of Lease. The License shall be subject to all terms and conditions of the Lease that are consistent with the terms specifically applicable to the License and consistent with the temporary nature of the License. Specifically, the License shall not be subject to the following provisions: Sections 3, 5, 27, 30, 31, 35, 36, 37, 39, 40, 41, 42, 46, 47, and 48 of the Lease; the first sentence of section 8 of the Lease; all references to janitorial services in Section 17 of the Lease; the second sentence of Section 45 of the Lease; and Sections 1, 3, 14, and 15 of the Second Addendum.

9.	Hold Harmless and Waiver. Tenant agrees to indemnify Landlord and to hold Landlord free and harmless from and against any and all liabilities and losses arising from or related to Tenant’s use of the Temporary Storage Area. Tenant hereby assumes all risk of damage to property or injury to persons in, upon, or about the Temporary Storage Area, including, but not limited to, injury to or death of employees of Tenant and damage to, or loss of use of, property of Tenant or of any of Tenant’s employees, and Tenant hereby waives all claims, and agrees not to sue Landlord, in respect thereof.

Landlord
Aerojet-General Corporation, an Ohio corporation

Dated:		By:	/s/ Terry P. Griffin
Its:

Tenant
Foundation Health, a California Health Plan, a California corporation

Dated:	August 2, 1995	By:	/s/ Joe E. Erway
		Its:	Vice President

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FOURTH ADDENDUM TO LEASE

This is the Fourth Addendum attached to that certain Lease by and between Aerojet-General Corporation, an Ohio corporation, as Landlord, and Foundation Health, a California Health Plan, a California corporation, as Tenant, dated July 13, 1995, including that certain Addendum, and that certain Second Addendum and that certain Third Addendum attached thereto (collectively, the “Lease”).

1.	Third Expansion Space. Landlord does hereby lease to Tenant and Tenant hereby leases from Landlord approximately thirty-three thousand five hundred (33,500) rentable square feet of office space (“Third Expansion Space”) comprising part of building number 2015B (“Building 2015B”), a single story building, located at the Aerojet headquarters in the City of Rancho Cordova, in the State of California. The location and configuration of the Third Expansion Space is shown on the floor plan thereof, a copy of which is attached as Exhibit “A” to this Addendum and incorporated herein by this reference.

2.	Condition of Third Expansion Space and Building 2015B Improvements.

A.	Landlord’s Obligations. Prior to delivery of the Third Expansion Space to Tenant, Landlord conducted, at Landlord’s sole cost and expense, the following cleaning and repair of Building 2015B (collectively, the “Building 2015B Work”):

1.	Repaired T-Bar grid and replace damaged ceiling tiles.

2.	Performed minor repairs to drywall prior to painting.

3.	Painted all interior walls, door frames, and columns.

4.	Repaired existing carpeting and, to the extent needed, installed new direct glue down carpeting.

Existing doors and hardware were left in place. No work was done to the lobby area. No demolition work was conducted. The Building 2015B Work included all work necessary to bring Building 2015B into compliance with applicable building codes and other applicable laws, such that Tenant could lawfully occupy Building 2015B. Other than the Building 2015B Work, Tenant accepted Building 2015B “as is.”

B.	Tenant’s Obligations. Any other preparation of, or improvements to, Building 2015B that Tenant may desire shall, subject to approvals from Landlord under paragraph 10 of this Lease, be the responsibility of Tenant and done at Tenant’s sole cost and expense.

C.	Communications Improvements. Tenant shall have the right to install and distribute in Building 2015B data communications wiring, telephone lines and other communications and information processing related wiring and equipment as reasonably required for Tenant’s business.

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3.	Possession. Landlord delivered the Third Expansion Space to Tenant upon completion of the Building 2015B Work, which completion and delivery occurred on November 22, 1995.

4.	Option to Expand. Tenant shall have the right and option to expand the Premises to include all of the remaining rentable square feet of office space contained in Building 2015B (which is approximately sixteen thousand five hundred (16,500) rentable square feet) (“Fourth Expansion Space”). Tenant shall have the right to effect such expansion option upon written notice to Landlord. Alternatively, Landlord and Tenant shall work together and coordinate delivery of portions of the Fourth Expansion Space as and when needed by Tenant; provided that, in all events, as of November 17, 1996, the Premises shall be expanded automatically to include the Fourth Expansion Space, with said option then being deemed to have been exercised with respect to all of said Fourth Expansion Space. Landlord shall have no obligation to improve the Fourth Expansion Space above and beyond the Building 2015B Work.

5.

Parking. Tenant shall be entitled, at no cost, to the minimum number of parking spaces with respect Tenant’s use of the Third Expansion Space and the Fourth Expansion Space, if appropriate, as required from time to time by applicable law, which requirement is currently four and one-half (4- 1/2) parking spaces per one thousand (1,000) rentable square feet of office space, as set forth in Sacramento Zoning Code, Chapter 3, Article 2, section 330-22.

6.	Brokers’ Fee.

A.	Tenant and Landlord agree that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Addendum excepting only Aguer Pipgras Real Estate and they know of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Addendum.

B.

Landlord shall pay to Aguer Pipgras Real Estate a brokers’ fee equal to three percent (3%) of the total rent for the Third Expansion Space. One-half ( 1/2) of the brokers’ fee shall be due and payable upon execution of this Fourth Addendum, provided that Landlord is then assured that no rescission under Section 47 can occur. The balance of the brokers’ fee shall be due and payable upon delivery of the Third Expansion Space to Tenant.

C.	If Tenant exercises, or is deemed to have exercised, its option with respect to the Fourth Expansion Space, then Landlord shall pay to Aguer Pipgras Real Estate a brokers’ fee equal to three percent (3%) of the total rent for the Fourth Expansion Space. Such additional brokers’ fee shall be due and payable upon effective exercise, or deemed exercise, of the Tenant’s option.

7.

The Premises and Other Terms and Conditions of the Lease. The Third Expansion Space and the Fourth Expansion Space, if appropriate, shall be deemed to be included as a part of the “Premises” and the “Building” and shall be subject to the same terms and

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conditions as the original office space as set forth in the Lease, except to the extent that any provision of this Fourth Addendum is inconsistent or in conflict with such terms and conditions, and except that Sections 35, 36, 37, 40, 41, 42 and 46 set forth in the Addendum to Lease, Sections 1 and 14 of the Second Addendum to Office Building Lease, and Sections 1 through 9 of the Third Addendum to Lease shall not apply to the Third Expansion Space or the Fourth Expansion Space, if appropriate. Specifically, the Third Expansion Space and the Fourth Expansion Space, if appropriate, shall be subject to the terms and conditions of this Fourth Addendum and, to the extent compatible and consistent with the provisions of this Fourth Addendum, subject to Sections 1 through 31 of the Lease, Sections 38, 39, 43, 44, 45, 47, 48, and 49 of the Addendum to Lease, and Sections 2 through 13, and 15 of the Second Addendum to Office Building Lease; and the Rules and Regulations attached to the Lease. The rental rate for the Third Expansion Space and for the Fourth Expansion Space shall be the same as the rental rate for the Premises as first demised by the Lease. The termination date for all of the Premises, including the Third Expansion Space, the Fourth Expansion Space, and all areas previously included within the Premises under the Lease, shall be same date, which date is set forth in the Lease.

8.	Applicable Rental Amount. As a memorandum of record, the rent for the Third Expansion Space added by this Fourth Addendum is Thirty-three Thousand Five Hundred Dollars ($33,500.00) per month, computed at One Dollar ($1.00) per square foot.

Landlord
Aerojet-General Corporation, an Ohio corporation

Dated:	March 12, 1996	By:	/s/ Terry P. Griffin
		Its:	Director, Real Estate

Tenant
Foundation Health, a California Health Plan, a California corporation

Dated:	March 4, 1996	By:	/s/ Joe E. Erway
		Its:	Vice President

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FIFTH ADDENDUM TO LEASE

This is the Fifth Addendum attached to that certain Lease by and between Aerojet-General Corporation, an Ohio corporation, as Landlord, and Foundation Health, a California Health Plan, a California corporation, as Tenant, dated July 13, 1995, including that certain Addendum, that certain Second Addendum, that certain Third Addendum, and that certain Fourth Addendum thereto (collectively, the “Lease”).

RECITALS

A.	Pursuant to the terms of the Lease, Landlord currently leases to Tenant, and Tenant currently leases from Landlord, the entire Building number 2015B and the entire Building number 2025 (collectively, the “Existing Premises”) and no other space. The term of the Lease ends on September 14, 1997, and Tenant has the option to extend the term for two (2) consecutive six (6) month periods. The rent for the Existing Premises is One Dollar ($1.00) per square foot per month.

B.	In accordance with the provisions herein, Landlord and Tenant desire to expand the Premises to include an additional building, to extend the term of the lease, to provide for increases in the rent payable by Tenant, and to supersede the existing extension options.

NOW, THEREFORE, Landlord and Tenant, in consideration of the foregoing recitals and the covenants contained in this Fifth Addendum, agree as follows:

1.	Expansion of the Premises. Landlord does hereby lease to Tenant, and Tenant hereby leases from Landlord, approximately thirty thousand (30,000) rentable square feet of office space comprising the entire Building number 2006 (“Building 2006”) located at the Aerojet headquarters in the City of Rancho Cordova, in the State of California. Measurement of the rentable square feet contained in Building 2006 shall be conducted in accordance with a method acceptable to both parties. The “Premises” under the Lease shall thus henceforth include both the Existing Premises and Building 2006.

2.	Extension of Term. The term of the Lease for the Premises is hereby extended thirty and one-half (30.5) months and shall end on March 31, 2000.

3.	Rent.

A.	Initial Rent. Subject to increases in rent as set forth below, the rent for the Existing Premises shall continue at One Dollar and No Cents ($1.00) per square foot per month. Subject to increases in rent as set forth below, the rent for Building 2006 shall be One Dollar and Fourteen Cents ($1.14) per square foot per month.

B.

Rental Increases. The rent for the Existing Premises and the rent for Building 2006 shall increase on October 1, 1998 and again on October 1, 1999 as follows: (1) on October 1, 1998, the rent for the Existing premises and the rent for Building 2006 shall each increase by the same percentage as the Consumer Price

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Index, unadjusted, for All Urban Consumers (all items), as published by the United States Department of Labor, Bureau of Labor Statistics, for the San Francisco-Oakland-San Jose Area (1982-84 = 100 Base) (the “CPI”), has increased from the CPI as published for September, 1997 to the CPI as published for September, 1998; and (2) on October 1, 1999, the rent for the Existing Premises and the rent for Building 2006 shall each increase by the same percentage as the CPI has increased from the CPI as published for September, 1998 to the CPI as published for September, 1999; provided that under no circumstances shall either of said increases in rent, the one occurring October 1, 1998 and the other occurring on October 1, 1999, exceed three and one-quarter percent (3.25%). Landlord shall calculate and notify Tenant of all applicable rental increases. If the CPI for calculating any such increase is not available at the time a rental increase begins, then Tenant shall temporarily continue paying rent at the existing rate. Once the applicable CPI becomes available and Landlord notifies Tenant of the amount of the applicable rental increase, then Tenant shall pay the difference between any rent paid and the rent as adjusted under the applicable CPI.

C.	Another Index. If the CPI is not in existence at the time any increase is to be computed, Landlord and Tenant shall utilize such other index published by that governmental authority as shall be most similar thereto and consistent with the intent to adjust the rent in accordance with changes, if any, in the “cost-of-living” that occurs during the applicable period.

4.	Extension of Term.

A.	Option. Tenant shall have the right and option (the “Extension Option”) to extend the term of the Lease for thirty (30) months (the “Extension Period”) commencing immediately upon the expiration of the term of this Lease (commencing, therefore, on April 1, 2000). Tenant shall no longer have the extension periods of six (6) months each set forth in Section 39 of the Addendum (the “Superseded Extension Periods”), nor shall Landlord have any duty to pay the broker’s fee that would have been payable in connection with the Superseded Extension Periods under Section 46 of the Addendum to Lease.

B.	Extension Premises. Tenant may exercise the Extension Option with respect to any or all of the buildings that comprise the Premises, provided that Tenant may not exercise the Extension Option with respect to only a portion of a building.

C.	Rent During Extension.

1.	Initial Rent. During the first (1st) twelve (12) months of the Extension Period, the rent shall be as follows: (a) the rent for Building 2015B and the rent for Building 2025 shall continue at the same rate as the rent for those buildings during the month immediately preceding the commencement of the Extension Period, and (b) the rent for Building 2006 shall be One Dollar and Twenty-Three Cents ($1.23) per square foot per month or, if greater, the rent for that building during the month immediately preceding the commencement of the Extension Period.

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2.

Rental Increases. During the Extension Period, the rent for Building 2006, the rent for Building 2015B, and the rent for Building 2025 shall all increase as follows: (a) on April 1, 2001, said rent shall increase by the same percentage as the CPI has increased from March, 2000 to March, 2001; and (b) on April 1, 2002, said rent shall increase by the same percentage as the CPI has increased from March, 2001 to March, 2002; provided that under no circumstances shall either of said increases in rent, the one occurring April 1, 2001 and the other occurring on April 1, 2002, exceed three and one-quarter percent.(3.25%). Landlord shall calculate and notify Tenant of all applicable rental increases. If the CPI for calculating any such increase is not available at the time a rental increase begins, then Tenant shall temporarily continue paying rent at the existing rate. Once the applicable CPI becomes available and Landlord notifies Tenant of the amount of the applicable rental increase, then Tenant shall pay the difference between any rent paid and the rent as adjusted under the applicable CPI.

D.	Exercise of Extension Option. To exercise the Extension Option, Tenant shall, not later than one hundred fifty (150) calendar days prior to the expiration of the term of the Lease, provide, and Landlord shall receive, a duly mailed or personally delivered written notice setting forth (i) Tenant’s exercise of the Extension Option, and (ii) a statement clearly designating to which of the buildings comprising the Premises the Extension Period shall apply. Failure by Tenant to provide timely or adequate written notice as set forth herein shall, unless, and in the sole discretion of Landlord, an untimely or inadequate notice is acceptable to Landlord, cause the Extension Option to lapse and its exercise by Tenant shall not be effective.

E.	Condition. Tenant’s right to exercise the Extension Option set forth in this Fifth Addendum is conditioned upon the requirement that, after the applicable cure period, if any, Tenant shall not be in default under the Lease at the time of exercise of the Extension Option.

5.	Building 2006.

A.	Condition of Building 2006 Improvements.

1.	Landlord’s Obligations. Prior to delivery of Building 2006 to Tenant, Landlord shall conduct, at Landlord’s sole cost and expense, the following cleaning and repair of the Premises (collectively, the “Building 2006 Work”):

a.	Replace all ceiling tiles.

b.	Paint all interior walls, door frames, and columns.

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c.	Install new carpeting.

Materials used for the Building 2006 Work shall be of the same or similar quality as those materials previously used by Landlord in the repair of the Existing Premises pursuant to the Lease. Existing doors and hardware will remain. No demolition work will be conducted. Other than the Building 2006 Work, Tenant shall take Building 2006 “as is.”

2.	Tenant’s Obligations. Any other preparation of, or improvements to, Building 2006 that Tenant may desire shall, subject to approvals from Landlord under Section 10 of the Lease, be the responsibility of Tenant and done at Tenant’s sole cost and expense.

3.	Communications Improvements. Landlord shall provide a telecommunications conduit between Building 2006 and the Existing Premises. Tenant shall have the right to install and distribute in Building 2006 data communications wiring, telephone lines and other communications and information processing related wiring and equipment as reasonably required for Tenant’s business.

B.	Possession. Landlord shall use reasonable efforts to deliver possession of the Building 2006 to Tenant on or before September 1, 1997. Notwithstanding the foregoing, Landlord shall complete the Building 2006 Work on or before October 1, 1997 and shall deliver possession of Building 2006 to Tenant on October 1, 1997.

C.	Parking. In addition to Tenant’s right to parking spaces with respect to the Existing Premises, Tenant shall also be entitled, at no cost, to five (5) parking spaces per one thousand (1,000) rentable square feet of office space contained in Building 2006.

D.

The Premises and Other Terms and Conditions of the Lease. Building 2006 shall be deemed to be included as a part of the “Premises” and the “Building” and shall be subject to the same terms and conditions as the original office space as set forth in the Lease, except to the extent that any provision of this Fifth Addendum is inconsistent or in conflict with such terms and conditions, and except that Sections 35, 36, 37, 39, 40, 41, 42 and 46 set forth in the Addendum to Lease, Sections 1 and 14 of the Second Addendum to Office Building Lease, Sections 1 through 9 of the Third Addendum to Lease, and Sections 1 through 8 of the Fourth Addendum to Lease shall not apply to Building 2006. Specifically, Building 2006 shall be subject to the terms and conditions of this Fifth Addendum and, to the extent compatible and consistent with the provisions of this Fifth Addendum, subject to Sections 1 through 31 of the Lease, Sections 38, 43, 44, 45, 47, 48, and 49 of the Addendum to Lease, and Sections 2 through 13, and 15 of the Second Addendum to Office Building Lease; and the Rules and Regulations attached to the Lease. Section 39 of the Addendum to Lease shall no longer apply

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to any portion of the Premises. The termination date for all of the Premises shall be same date, which date is set forth in this Fifth Addendum at Section 2 above, subject to extension under Section 4 above and subject to earlier termination as is possible under other provisions of the Lease, such as Section 24 of the Lease.

6.	Brokers’ Fee.

A.	Tenant and Landlord agree that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Addendum excepting only Aguer Pipgras Real Estate, and they know of no other real estate broker or agent who is entitled to a commission in connection with this Fifth Addendum.

B.

Landlord shall pay to Aguer Pipgras Real Estate a broker’s fee equal to three percent (3%) of the total rent for the thirty-and-one-half-months extension of the term of the Lease for the Existing Premises and three percent (3%) of the total rent for Building 2006 for the period prior to the Extension Period. One-half ( 1 /2) of said broker’s fee hereunder shall be due and payable upon execution of this Fifth Addendum, provided that Landlord is then assured that no rescission under Section 48 of the Addendum to Lease can occur. The balance of said broker’s fee shall be due and payable upon October 1, 1997. If the Extension Option is effectively exercised by Tenant, then Landlord shall pay to Aguer Pipgras Real Estate, at the beginning of the Extension Period, three percent (3%) of the total rent payable during the Extension Period for that portion of the Premises as to which the Extension Option is exercised as set forth in Section 4.B above.

Landlord
Aerojet-General Corporation, an Ohio corporation

Dated:	July 8, 1997	By:	/s/ Terry P. Griffin
		Its:	Director, Real Estate

Tenant
Foundation Health, a California Health Plan, a California corporation

Dated:	July 7, 1997	By:	/s/ Joe E. Erway
		Its:	Joe E. Erway, Vice President of Tenant’s parent company, duly authorized to bind Tenant under this document.

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SIXTH ADDENDUM TO LEASE

This is the Sixth Addendum attached to that certain Lease by and between Aerojet-General Corporation, an Ohio corporation, as Landlord, and Foundation Health, a California Health Plan, a California corporation, as Tenant, dated July 13, 1995, including that certain Addendum, that certain Second Addendum, that certain Third Addendum, that certain Fourth Addendum, and that certain Fifth Addendum thereto (collectively, the “Lease”). Unless otherwise defined in this Sixth Addendum, all capitalized terms used in this Sixth Addendum shall have the same meanings as such capitalized terms have in the Lease. All references within this Sixth Addendum to a “Section” are to a specific section within the Lease unless otherwise indicated.

RECITALS

A.	Pursuant to the terms of the Lease, Landlord currently leases to Tenant, and Tenant currently leases from Landlord, the entire Building number 2015B, the entire Building number 2025, and approximately thirty thousand (30,000) square feet within Building number 2006 (incorrectly described in the Fifth Addendum as the entire Building number 2006) (collectively, the “Existing Premises”) and no other space.

B.	In accordance with the provisions herein, Landlord and Tenant desire to expand the Premises to include additional space located in Building 2015A.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the foregoing recitals and the covenants contained in this Sixth Addendum, agree as follows:

1.	Expansion of the Premises. Landlord does hereby lease to Tenant, and Tenant hereby leases from Landlord, approximately twenty thousand (20,000) to twenty-five (25,000) rentable square feet of office space (“Building 2015A Expansion Space”) comprising part of building number 2015A (“Building 2015A”), a single-story building, located at the Aerojet headquarters in the City of Rancho Cordova, in the State of California. The precise number of rentable square feet, the location, and the configuration of the Building 2015A Expansion Space shall be conclusively determined by mutual agreement of Landlord and Tenant and will be shown on the floor plan therefor, a copy of which shall be attached as Exhibit “A” to this Sixth Addendum and incorporated herein by this reference. Measurement of the rentable square feet contained in the Building 2015A Expansion Space shall be conducted in accordance with a method acceptable to both parties. The “Premises” under the Lease shall thus henceforth include both the Existing Premises and the Building 2015A Expansion Space.

2.	Rent.

A.	Initial Rent. Subject to increases in rent as set forth below, the rent for the Building 2015A Expansion Space shall be One Dollar ($1.00) per square foot per month commencing as of the date possession of the Building 2015A Expansion Space is delivered to Tenant.

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B.	Rental Increases. The rent for the Building 2015A Expansion Space shall increase on October 1, 1998 and again on October 1, 1999 as follows: (1) on October 1, 1998, the rent for the 2015A Expansion Space shall increase by the same percentage as the Consumer Price Index, unadjusted, for All Urban Consumers (all items), as published by the United States Department of Labor, Bureau of Labor Statistics, for the San Francisco-Oakland-San Jose Area (1982-84 = 100 Base) (the “CPI”), has increased from the CPI as published for September, 1997 to the CPI as published for September, 1998; and (2) on October 1, 1999, the rent for the Building 2015 Expansion Space shall each increase by the same percentage as the CPI has increased from the CPI as published for September, 1998 to the CPI as published for September, 1999; provided that under no circumstances shall either of said increases in rent, the one occurring October 1, 1998 and the other occurring on October 1, 1999, exceed three and one-quarter percent (3.25%), Landlord shall calculate and notify Tenant of all applicable rental increases. If the CPI for calculating any such increase is not available at the time a rental increase begins, then Tenant shall temporarily continue paying rent at the existing rate. Once the applicable CH becomes available and Landlord notifies Tenant of the amount of the applicable rental increase, then Tenant shall pay the difference between any rent paid and the rent as adjusted under the applicable CPI.

3.	Term. The term of the Lease for the Building 2015A Expansion Space shall end on March 31, 2000.

4.	Extension of Term.

A.	Option. With respect to the Building 2015A Expansion Space, Tenant shall have the Extension Option described in the Fifth Addendum, which Extension Option shall be exercisable subject to the conditions and in accordance with the procedures set forth in Section 4 of the Fifth Addendum; provided, however, that the initial rent and rental increases applicable to the Building 2015A Expansion Space during the Extension Period shall be as set forth in subsection C below.

B.	Buy-Out. In the event that Tenant fails to exercise the Extension Option with respect to the Building 2015A Expansion Space, Tenant shall pay to Landlord the sum of Three Hundred and Forty-Thousand Dollars ($340,000.00), being the amount of money that the parties stipulate to be the unamortized balance of Landlord’s expenditures for the Building 2015A Work (as defined below). Payment of said amount shall be owed in addition to payment and performance by Tenant of all obligations accruing under the Lease up to the date of the expiration of the Lease.

C.	Rent During Extension.

i.	Initial Rent. During the first (1st) twelve (12) months of the Extension Period, the rent for the Building 2015A Expansion Space shall continue at the same rate as the rent for the Building 2015A Expansion Space during the month immediately preceding the commencement of the Extension Period.

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ii.	Rental Increases. During the Extension Period, the rent for the Building 2015A Expansion Space shall all increase as follows: (a) on April 1, 2001, said rent shall increase by the same percentage as the CPI has increased from March, 2000 to March, 2001; and (b) on April 1, 2002, said rent shall increase by the same percentage as the CPI has increased from March, 2001 to March, 2002; provided that under no circumstances shall either of said increases in rent, the one occurring April 1, 2001 and the other occurring on April 1, 2002, exceed three and one-quarter percent (3.25%). Landlord shall calculate and notify Tenant of all applicable rental increases. If the CPI for calculating any such increase is not available at the time a rental increase begins, then Tenant shall temporarily continue paying rent at the existing rate. Once the applicable CH becomes available and Landlord notifies Tenant of the amount of the applicable rental increase, then Tenant shall pay the difference between any rent paid and the rent as adjusted under the applicable CPI.

5.	Building 915A.

A.	Conditions Building 2015A and Improvements.

i.	Lease of Remaining Building Space. Tenant understands that the Building 2015A Expansion Space constitutes approximately one-half of Building 2015A, and that Landlord has agreed, or may agree, to lease the remaining portion of Building 2015A to another tenant, and that Tenant shall, therefore, have no right to lease any additional space in Building 2015A.

ii.	Space Plan. Tenant and Landlord acknowledge and agree that the precise number of rentable square feet and the specific location of the Building 2015A Expansion Space within Building 2015A shall be shown on the floor plan to be prepared by Forar Williams & Associates, with consultations with REF and Sons, Inc., and in accordance with instructions from Landlord and Tenant, and attached hereto as Exhibit “A.”

iii.	Landlord’s Obligations. Prior to delivery of the Building 2015A Expansion Space to Tenant, Landlord shall construct, at Landlord’s sole cost and expense, the tenant improvements described in Exhibit “B” attached hereto and incorporated herein by this reference (the “Building 2015A Work”). Materials used for the Building 2015A Work shall be of the same or similar quality as those materials previously used by Landlord in the repair of the Existing Premises pursuant to the Lease. Existing doors and hardware will remain. No demolition work will be conducted. Other than the Building 2015A Work, Tenant shall take the Building 2015A Expansion Space “as is.”

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iv.	Tenant’s Obligations. Any other preparation of, or improvements to, the Building 2015A Expansion Premises that Tenant may desire shall, subject to approvals from Landlord under Section 10 of the Lease, be the responsibility of Tenant and done at Tenant’s sole cost and expense.

v.	Communications Improvements. Landlord shall provide a telecommunications conduit between Building 2015A and the Existing Premises. Tenant shall have the right to install and distribute in Building 2015A data communications wiring, telephone lines and other communications and information processing related wiring and equipment as reasonably required for Tenant’s business.

B.	Possession. Landlord shall use reasonable efforts to deliver possession of the Building 2015A Expansion Premises to Tenant on or before December 10, 1997. Notwithstanding the foregoing, Landlord shall complete the Building 2015A Work no later than December 31, 1997 and shall deliver possession of the Building 2015A Expansion Space to Tenant on January 5, 1998.

C.	Parking. In addition to Tenant’s right to parking spaces with respect to the Existing Premises, Tenant shall also be entitled, at no cost, to five (5) parking spaces per one thousand (1,000) rentable square feet of office space contained in the Building 2015A Expansion Space.

D.	The Premises and Other Terms and Conditions the Lease. The Building 2015A Expansion Space shall be deemed to be included as a part of the “Premises” and the “Building” and shall be subject to the same terms and conditions as the original office space as set forth in the Lease, except to the extent that any provision of this Sixth Addendum is inconsistent or in conflict with such terms and conditions, and except that Sections 35, 36, 37, 39, 40, 41, 42 and 46 set forth in the Addendum to Lease, Sections 1, 14, and 15 of the Second Addendum to Office Building Lease, Sections 1 through 9 of the Third Addendum to Lease, Sections 1 through 8 of the Fourth Addendum to Lease, and Sections 1, 2, 3A, 3B, 4C, 5, and 6 of the Fifth Addendum to Lease shall not apply to the Building 2015A Expansion Space. Specifically, the Building 2015A Expansion Space shall be subject to the terms and conditions of this Sixth Addendum and, to the extent compatible and consistent with the provisions of this Sixth Addendum, subject to Sections 1 through 31 of the Lease, Sections 38, 43, 44, 45, 47, 48, and 49 of the Addendum to Lease, Sections 2 through 13 of the Second Addendum to Office Building Lease, Sections 3C, 4A, 4B, 4D, and 4E of the Fifth Addendum, and the Rules and Regulations attached to the Lease, With respect to the notice described in Section 48, Landlord provided such notice regarding the potential lease of the Building 2015A Expansion Space on August 2, 1995. Section 39 of the Addendum to Lease shall no longer apply to any portion of the Premises. The termination date for the Building 2015A Expansion Space shall be the same as the Lease termination date for the Existing Premises, which date is set forth in the Fifth Addendum at Section 2, subject to extension under Section 4 of this Sixth Addendum and subject to earlier termination as is possible under other provisions of the Lease, such as Section 24 of the Lease.

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E.	Brokers’ Fee.

i.	Tenant and Landlord agree that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Sixth Addendum excepting only Aguer Pipgras Associates, and they know of no other real estate broker or agent who is entitled to a commission in connection with this Sixth Addendum.

ii.

Landlord shall pay to Aguer Pipgras Associates a broker’s fee equal to three percent (3%) of the total rent for the Building 2015A Expansion Space for the period prior to the Extension Period. One-half ( 1/2) of said broker’s fee hereunder shall be due and payable upon execution of this Sixth Addendum, provided that Landlord is then assured that no rescission under Section 47 of the Addendum to Lease can occur. The balance of said broker’s fee shall be due and payable upon January 15, 1998. If the Extension Option is effectively exercised by Tenant, then Landlord shall pay to Aguer Pipgras Associates, at the beginning of the Extension Period, three percent (3%) of the total rent payable during the Extension Period for that portion of the Premises as to which the Extension Option is exercised as set forth in Section 4.B of the Fifth Addendum.

Landlord
Aerojet-General Corporation, an Ohio corporation

Dated:		By:
Its:

Tenant Foundation Health, a California Health Plan, a California corporation

Dated:	December 10, 1997	By:	/s/ Joe E. Erway
		Its:	Joe E. Erway, Vice President of Tenant’s parent company, duly authorized to bind Tenant under this document.

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SEVENTH ADDENDUM TO LEASE

This is the Seventh Addendum, which, upon approval, will be attached to that certain Lease by and between Aerojet-General Corporation, an Ohio corporation, as Landlord, and Foundation Health Federal Services, Inc., a Delaware corporation, successor in interest to Foundation Health, a California Health Plan, a California corporation, as Tenant, dated July 13, 1995, including that certain Addendum, that certain Second Addendum, that certain Third Addendum, that certain Fourth Addendum, that certain Fifth Addendum, and that certain Sixth Addendum thereto (collectively, the “Lease”). Unless otherwise defined in this Seventh Addendum, all capitalized terms used in this Seventh Addendum shall have the same meanings as such capitalized terms have in the Lease. All references within this Seventh Addendum to a “Section” are to a specific section within the Lease unless otherwise indicated.

RECITALS

A.	Pursuant to the terms of the Lease Landlord currently leases to Tenant, and Tenant currently leases from Landlord, the entire Building number 2015B, the entire Building number 2025, approximately thirty thousand (30,000) square feet within Building number 2006 (incorrectly described in the Fifth Addendum as the entire Building number 2006) and approximately twenty thousand (20,000) to twenty-five thousand (25,000) square feet in Building number 2015A (collectively, the “Premises”) and no other space.

B.	In accordance with the provisions herein, Landlord and Tenant desire, among other things, to extend the term of the Lease, to grant to Tenant a New Extension Option (defined below), to require Landlord to install a new card access and additional security measures, and to provide for other improvements to the Premises.

C.	Tenant has advised Landlord that (i) the original Tenant under the Lease, Foundation Health, a California Health Plan (“FH”), has been merged into Health Net, a California corporation (“Health Net”), and (iii) Health Net is a subsidiary of Foundation Health Systems, Inc., a Delaware corporation (“FHS”). Pursuant to a separate Assignment of Lease, Health Net has, with Landlord’s consent, assigned all of its interest under the Lease to Foundation Health Federal Services, Inc., a Delaware corporation, which is also a subsidiary of FHS.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the foregoing recitals and the covenants contained in this Seventh Addendum, agree as follows:

1.	Exercise of Extension Option. Tenant hereby exercises, and Landlord hereby confirms Tenant’s exercise of the Extension Option described in the Fifth Addendum, as modified by this Seventh Addendum, with respect to all of the Premises.

2.	Term. By reason of said exercise by Tenant of said Extension Option, the term of the Lease for all of the Premises expires at midnight on September 30, 2002.

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3.	Rent. The rent for the period of April 1, 2000 through September 30, 2002 shall be the rent as calculated under Section 4.C. of the Fifth Addendum and under Section 4.C. of the Sixth Addendum.

4.	Further Extension of Term.

A.	New Extension Option. Tenant shall have the right and option (the “New Extension Option”) to extend the term of this Lease for thirty (30) months (the “New Extension Period”) commencing immediately upon the expiration of the term of this Lease (commencing, therefore, on October 1, 2002).

B.	Extension Premises. Tenant may exercise the New Extension Option with respect to any or all of the buildings that comprise the Premises, provided that Tenant may not exercise the New Extension Option with respect to only a portion of a building.

C.	Rent During New Extension Period.

i.	Initial Rent. During the first (1st) twelve (12) months of the New Extension Period, the rent shall be as follows: (a) the rent for Building 2015B, the rent for Building 2025, and the rent for Building 2015A shall be One Dollar and Ten Cents ($1.10) per rentable square foot per month, and (b) the rent for Building 2006 shall be One Dollar and Thirty Cents ($1.30) per rentable square foot per month.

ii.

Rental Increases. During the New Extension Period, the rent for Building 2015B, the rent for Building 2025, the rent for Building 2006, and the rent for Building 2015A shall all increase as follows: (a) on October 1, 2003, said rent shall increase by the same percentage as the Consumer Price Index, unadjusted, for All Urban Consumers (all items), as published by the United States Department of Labor, Bureau of Labor Statistics, for the San Francisco-Oakland-San Jose Area (1982-84 =100 Base) (the “CPI”) has increased from the CPI as published for September, 2002, to the CPI as published for September, 2003; and (b) on October 1, 2004, said rent shall increase by the same percentage as the CPI has increased from the CPI as published for September, 2003: to the CPI as published for September 2004; provided that under no circumstances shall either of said increases in rent, the one occurring October 1, 2003 and the other occurring on October 1, 2004, exceed three and one-quarter percent (3.25%). Landlord shall calculate and notify Tenant of all applicable rental increases. If the CPX for calculating any such increase is not available at the time a rental increase begins, then Tenant shall temporarily continue paying rent at the existing rate. Once the applicable CPI becomes available and Landlord notifies Tenant of the amount of the applicable rental increase, then Tenant shall pay the difference between any rent paid and the rent as adjusted under the applicable CPI.

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D.	Exercise of New Extension Option. To exercise the New Extension Option, Tenant shall, not later than May 4, 2002, give, and Landlord shall receive, a duly mailed or personally delivered written notice setting forth (i) Tenant’s exercise of the New Extension Option, and (ii) a statement clearly designating to which of the buildings comprising the Premises the New Extension Period shall apply. Failure by Tenant to provide timely or adequate written notice as set forth herein shall, unless, and in the sole discretion of Landlord, an untimely or inadequate notice is acceptable to Landlord, cause the New Extension Option to lapse and its exercise by Tenant shall not be effective.

E.	Condition. Tenant’s right to exercise the New Extension Option set forth in this Seventh Addendum is conditioned upon the requirement that, after the giving of written notice and the passage of the applicable cure period, if any, Tenant shall not be in default under the Lease at the time of exercise of the New Extension Option.

5.	Prior Rental Increases. Landlord agrees to review its notices of rental increases effective October 1, 1998, and October 1, 1999, under Section 3.B. of the Fifth Addendum as previously delivered to Tenant and to review the CPI as published for the months designated therein. Promptly after the execution and delivery of this Seventh Addendum, Landlord shall report its findings to Tenant. If rental increases previously paid by Tenant were in excess of the increases that should have been paid, Landlord shall provide Tenant with credit for the excess against the rent next becoming due under the Lease.

6.	Improvements and Energy Casts.

A.	Security. Promptly following the execution and delivery of this Seventh Addendum, Landlord shall, at a total cost to Landlord not exceeding Fifty-Three Thousand Dollars ($53,000.00), install a new card access and additional security measures, all in accordance with plans and specifications that Landlord and Tenant have been discussing and shall mutually approve after the execution and delivery of this Seventh Addendum.

B.	Other Improvements. In addition to the new card access and additional security measures to be installed under Section 6.A., above, Landlord agrees to expend no more than Three Dollars ($3.00) per rentable square foot to pay for permanent improvements to the Premises (the “New Improvements”), to be done in accordance with plans and specifications to be prepared and mutually approved by Landlord and Tenant following the execution and delivery of this Seventh Addendum. Landlord agrees to commence installation of the New Improvements as promptly as may be reasonably possible after said plans and specifications are mutually approved and all necessary permits are obtained, and to prosecute such installation to completion with commercially reasonable diligence. Materials used for said new permanent improvements shall be of the same or similar quality as those materials previously used by Landlord in the repair and Improvement of the Premises pursuant to the Lease. The New Improvements are generally as follows:

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i.	To build out a few perimeter offices, but not to exceed twenty (20) such offices;

ii.	To replace two (2) additional entrance doors (10S and 11S) with glass;

iii.	To plumb water coolers;

iv.	To install additional landscaping;

v.	To reduce noise in HVAC unit, second floor, enrollment area;

vi.	To upgrade breakrooms;

vii.	To spot paint as needed;

viii.	To replace carpeting as needed;

ix.	To install lockers in restrooms;

x.	To add bulletin boards; and

xi.	To continue parking lot improvements.

C.	Tenant’s Obligations. Any other improvements to the Premises that Tenant may desire shall, subject to approvals from Landlord under Section 10 of the Lease, be the responsibility of Tenant and done at Tenant’s sole cost and expense.

D.	Energy Costs. At the request of Tennant, Landlord agrees to work with Tenant in the development of an energy cost reduction program with respect to electrical usage, including, but not limited to, HVAC, at the Premises and to implement any such program if and to the extent, the cost thereof is reasonable from Landlord’s perspective under the circumstances.

7.	Brokers’ Fee.

A.	Only One Broker. Tenant and Landlord agree that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Seventh Addendum excepting only Aguer Pipgras Associates (the “Broker”), and they know of no other real estate broker or agent who is entitled to a commission in connection with this Seventh Addendum.

B.	Fee for First Extension. By reason of Tenant’s exercise herein of the Extension Option granted in the Fifth Addendum, Landlord shall, immediately after execution and delivery of this Addendum, pay to the Broker its fee calculated as set forth in Section 6.B. of the Fifth Addendum.

C.	Fee for New Extension. If the New Extension Option is effectively exercised by Tenant, then Landlord shall pay to the Broker, at the beginning of the New Extension Period, a brokerage fee of three percent (3%) of the total rent payable during the New Extension Period for that portion of the Premises as to which the New Extension Option is exercised.

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8.	Effect. Landlord and Tenant agree that the Least is in full force and effect without modification except as expressly set forth in this Seventh Addendum.

Aerojet-General Corporation,
an Ohio corporation

Dated:	December 1, 1999	By:	/s/ Terry P. Griffin
		Its:	President Aerojet Investments Ltd.

Foundation Health Federal Services, Inc.,
a Delaware corporation

Dated:	July 7, 1997	By:	/s/ Michael Radford
		Its:	Vice President

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EIGHTH ADDENDUM TO LEASE

This is the Eighth Addendum, which, upon approval, will be attached to that certain Lease (the “Original Lease”) by and between Aerojet-General Corporation, an Ohio corporation, as Landlord, and Health Net, Inc., a Delaware corporation, as successor in interest by merger to Foundation Health Federal Services, Inc., a Delaware corporation (“FHFS”), as successor in interest to Foundation Health, a California Health Plan, a California corporation (“FH”), as Tenant, dated July 13, 1995, including that certain Addendum, that certain Second Addendum, that certain Third Addendum, that certain Fourth Addendum, that certain Fifth Addendum, that certain Sixth Addendum, and that certain Seventh Addendum thereto (collectively, the “Lease”). Unless otherwise defined in this Eighth Addendum, all capitalize terms used in this Eighth Addendum shall have the same meanings as such capitalized terms have in the Lease. All references within this Eighth Addendum to a “section” are to a specific section within the Lease unless otherwise indicated.

RECITALS

A.	Pursuant to the terms of the Lease, Landlord currently leases to Tenant, and Tenant currently leases from Landlord, the entire Building number 2015B, the entire Building number 2025, approximately twenty-eight thousand (28,000) square feet within Building number 2006 (incorrectly described in the Fifth Addendum as the entire Building number 2006), and approximately twenty-eight thousand (28,000) square feet in Building number 2015A (collectively, the “Premises”) and no other space.

B.	The Premises consist of approximately two hundred one thousand six hundred eighty-four (201,684) rentable square feet of office space.

C.	In accordance with the provisions herein, Landlord and Tenant desire, among other things, (1) to extend the term of the Lease, (2) to grant to Tenant a right to further extend the term, (3) to give Tenant expansion and contraction rights respecting the Premises and a right to first negotiate for additional space, and (4) to provide a rental schedule for the extended term and an allowance from Landlord for renovation and improvement work at the Premises.

D.	Tenant has advised Landlord and hereby represents and warrants to Landlord: (1) that FH, being the original Tenant under the Lease, disappeared upon its merger into Health Net, Inc., a California corporation (“Health Net-Cal”), as the surviving corporation; (2) that Health Net-Cal was at the time of execution and delivery of the Seventh Addendum a subsidiary of Foundation Health Systems, Inc., a Delaware corporation (“FHS”); (3) that, pursuant to a separate Assignment of Lease dated November 30, 1999, Health Net-Cal, with Landlord’s consent, assigned all of its interest under the Lease to FHS, which was then a subsidiary of FHS and (4) that as of the date this Eighth Addendum is executed, Health Net-Cal, FHS, and FHFS have all merged into one (1) surviving company, which surviving company is Health Net Inc., a Delaware corporation, which is the current Tenant under the Lease.

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AGREEMENT

NOW, THEREFORE Landlord and Tenant, in consideration of the foregoing recitals, all of which are incorporated herein by this reference, and the covenants contained in this Eighth Addendum, agree as follows:

1.	Term. Landlord and Tenant agree that, subject to further extension as provided below, the term of the Lease is extended by five(5) years (the “Additional Term”) which Additional Term commences on October 1, 2002 and expires on September 30, 2007, subject to earlier termination as provided elsewhere in the Lease. The Additional Term supersedes and replaces entirely any and all extension options Tenant may have had under the Lease as it existed prior to this Eighth Addendum, including, but not limited to, the New Extension Option (as defined in the Seventh Addendum). Except as may be expressly provided to the contrary in this Eighth Addendum, all of the terms and conditions of the Lease including, but not limited to, the rental amounts payable thereunder, as it existed prior to this Eighth Addendum shall continue to apply for the period prior to commencement of the Additional Term.

2.	Rent. The monthly rent for the Additional Term shall be as follows:

A.

For the first (1st) through the twelfth (12th) months, One Dollar and Twenty-Four Cents ($1.24 per rentable square foot, which is, assuming no interim Contraction Date (defined below), and assuming no interim addendum to the Lease demising the Expansion Area (defined below , a total of Two Hundred Fifty Thousand Eighty-Eight Dollars and Sixteen Cents ($250,088.16) per month.

B.

For the thirteenth (13th) through the forty-eighth (48th) months, One Dollar and Twenty-Seven Cents ($1.27) per rentable square foot, which is, assuming no interim Contraction Date (defined below) and assuming no interim addendum to the Lease demising the Expansion Area (defined below), a total of Two Hundred Fifty-Six Thousand One Hundred Thirty-Eight Dollars and Sixty-Eight Cents ($256,138.68) per month.

C.

For the forty-ninth (49th) through the sixtieth (60) months, One Dollar and Twenty-Nine Cents ($1.29 per rentable square foot, which is, assuming no interim Contraction Date (defined below) and assuming no interim addendum to the Lease demising the Expansion Area (defined below) welted below , a total of Two Hundred Sixty Thousand One Hundred Seventy-Two Dollars and Thirty-Six Cents ($260,172.36) per month.

3.	Extension of Term.

A.	Extension Option. Tenant shall have the right and option (the “Extension Option” to extend the term of the Lease for five (5) years beyond the Additional Term (the “Extension Period”) commencing immediately upon expiration of the Additional Term (commencing, therefore, on October 1, 2007); provided that:

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i.	Tenant must give to Landlord, and Landlord must have received, by mail or by personal delivery, written notice of Tenant’s election to exercise the Extension Option no later than two hundred seventy (270) days prior to the date the Additional Term expires;

ii.	At the time Tenant gives said written notice to Landlord, and at the time the Extension Period commences, Tenant must not, after the giving of written notice and the passage of the applicable cure period, if any, be in default under the Lease;

iii.	Subject to Tenant’s Contraction Option (defined below) Tenant may exercise the Extension Option with respect to all of the premises only, and may not exercise the Extension Option with respect to only part of the Premises; and

iv.	Failure by Tenant to provide timely or adequate written notice as set forth herein shall, unless, and in the sole discretion of Landlord, an untimely or inadequate notice is acceptable to Landlord, cause the Extension Option to lapse and its exercise by Tenant shall not be effective.

B.	Rent during the Extension Period. The monthly rental payable during the Extension Period shall be in the fair market rental for the Premises, as of the beginning of the Extension Period, taking into account the specific provisions of the Lease that will remain constant, including, but not limited to, the term thereof as hereby modified, the improvements installed by Landlord, services provided to Tenant, the fact that said fair market rental shall not be subject to increase during the Extension Period, and other pertinent items and the amenities, location, identity, quality, age, and conditions of the buildings in which the Premises are located; provided that, in no event, shall the monthly rental payable for the Premises during the Extension. Period be less than the monthly rental payable for the last month of the Additional Term, regardless what the fair market rental may be. The fair market rental for the Premises shall be determined by applying the following procedures and subject to the following terms and conditions:

i.	At least one hundred fifty (150) days prior to the expiration of the Additional Term, Landlord and Tenant may meet and confer but are not obligated to meet and confer, respecting the establishment of the fair market rental;

ii.	In the event that Landlord and Tenant fail to meet and confer or cannot agree upon the fair market rental at least one hundred twenty (120) days prior to the expiration of the Additional Term, then at least one hundred (100) days prior to the expiration of the Additional Term, Landlord and Tenant shall each give to the other a written notice setting forth its final determination of the fair market rental (collectively, the “Fair Rental Notices”);

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iii.	If only one (1) Fair Rental Notice is timely given, then that Fair Rental Notice shall conclusively establish the fair market rental;

iv.	If both Landlord and Tenant give Fair Rental Notices, and the Fair Rental Notices are different in any respect, then the fair market rental shall be conclusively established by, a third-party appraiser mutually chosen by Landlord and Tenant; provided that, if Landlord and Tenant have not agreed upon, and engaged, such appraiser at least ninety (90) days prior to expiration of the Additional Term, then Landlord and Tenant shall each engage a duly licensed California attorney with commercial leasing experience of at least five (5) years, which attorneys shall, by their agreement, select the appraiser; provided that, if said attorneys have not agreed upon an appraiser at least sixty (60) days prior to the expiration of the Additional Term, then the appraiser shall be selected by the Presiding Judge of the Superior Court of Sacramento County acting in his or her individual capacity if said Judge is willing to do so;

v.	Landlord and Tenant shall share equally the fees and expenses of the selected appraiser and shall each pay its own attorneys’ fees;

vi.	Within thirty (30) days after the appraiser’s engagement, the appraiser shall deliver to Landlord and to Tenant the appraiser’s determination of which of the two (2) Fair Rental Notices is, in the appraiser’s best judgment, the closest to the fair market rental for the Premises (the “Chosen Fair Rental Notice”), and the amount set forth in the Chosen Fair Rental Notice shall be deemed to be the fait market rental; and

vii.	The appraiser shall be required to give to Landlord and to Tenant a written statement of the appraiser’s reasoning, and justification for selection of the Chosen Fair Rental Notice; the appraiser shall not be permitted to decide on a middle ground, or to suggest any compromise; the appraiser’s sole function shall be to determine the Chosen Fair Rental Notice, and provide his or her reasons therefor.

4.	Tenant Improvements.

A.	Renovation Allowance. As of the commencement of the Additional Term, and in consideration for the Additional Rent (defined below), Landlord shall make available for paying costs of renovating and improving the Premises an allowance of Five Dollars ($5.00) per rentable square foot of the premises not including the Expansion Area (defined below), which is assuming no interim Contraction date (defined below a total amount of One Million Eight Thousand Four Hundred Twenty-Nine Dollars ($l,008,429.00) (the “Renovation Allowance”).

B.

Construction of Improvements. Subject to the Reimbursement Option (defined below), Landlord agrees to expend an amount up to the Renovation Allowance (the portion of the Renovation Allowance actually expended is hereinafter

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referred to as the “Expended Allowance”) as and when Landlord incurs costs for the construction of permanent improvements (collectively the “Permanent Improvements”) to the premises, including, but not limited to, costs associated with architectural designs engineering, preparation of plans and specifications, permits and fees, labor and materials, equipment purchase or rental amounts paid to contractors, including contractor profit and overhead, provided that all such Permanent Improvements shall be constructed in accordance with plans and specifications that are mutually approved by Landlord and Tenant. Landlord agrees to commence installation of the Permanent Improvements as promptly as may be reasonably possible after said plans and specifications are mutually approved and all necessary permits are obtained, to make reasonable efforts to minimize any disruption to Tenant’s business operations as a result of such installation, and to prosecute such installation to completion with commercially reasonable diligence. Materials used for said Permanent Improvements shall be of the same or similar quality as those materials previously used by Landlord in the repair and improvement of the Premises pursuant to the Lease. The contract between Landlord and its general contractor construction of the Permanent Improvements shall be a fixed-price contract for all of the work contemplated, and Landlord shall give Tenant a copy thereof at least five (5) business days before it is fully executed and delivered by Landlord and its general contractor. Tenant acknowledges that the amount of such contract will not include the cost of any change orders or corrections issued by the architect or Tenant. If the cost of any such change orders or corrections causes the total cost for the Permanent Improvements to exceed the amount of the Renovation Allowance, then Tenant shall, upon presentation of invoices or other reasonable proof of the cost thereof, pay, or reimburse Landlord for, such excess.

C.	Consultants and Contractor. Although Landlord will pay, out of the Renovation Allowance, the costs of design work for the Permanent Improvements, Tenant shall have the right to select an interior space planning firm and other consultants to prepare said plans and specifications for Landlord and Tenant mutually to approve, except that Landlord, and not Tenant, shall select the engineer or engineering company to be used. Landlord and Tenant agree to engage REF & Sons as the general contractor to construct the Permanent Improvements (Tenant acknowledges that Landlord has advised Tenant that Landlord will not accept an alternative contractor) in accordance with the mutually approved plans and specifications. Landlord and Tenant agree to engage Forrar Williams & Associates as the architectural firm to do the interior space planning and design work and to prepare the plans and specifications for the Permanent Improvements (Landlord acknowledges that Tenant has advised Landlord that Tenant will not accept an alternative design, planning, and architectural firm).

D.

Organized Labor. Landlord and its general contractor shall provide organized labor (construction trades) the opportunity to participate in the construction of the Permanent Improvements via the-bidding process. When applicable, Landlord shall award any job or jobs to companies using organized labor if they are the most responsive and their pricing is competitive.

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E.

Budgeting. Landlord’s fiscal year ends November 30 of each year. Landlord has budgeted expenditure of the Renovation Allowance one-half (1/2) during the fourth (4th) quarter of Landlord’s 2002 fiscal year (i.e., between October 1, 2002, when the Additional Term commences, and November 30, 2002) and one-half (1/2) during Landlord’s 2003 fiscal year (i.e., between December 1, 2002 and November 30, 2003). Landlord and-Tenant agree to cooperate reasonably with each other to cause design, mutual approval, and construction of the Permanent Improvements to be consistent with Landlord’s said budgeting, including, but not limited to, planning to complete construction of the Permanent Improvements by November 30, 2003. Landlord shall no obligation to pay from the Renovation Allowance any cost incurred after November 30, 2003 unless that cost is incurred after November 30, 2003 by reason of Landlord’s purposeful delay or other fault.

F.	The Reimbursement Option. Notwithstanding that subparts B through D of this paragraph 4 contemplate that Landlord shall arrange for, and supervise, the renovation and improvement work for which the Renovation Allowance or some portion thereof is to be spent after the Additional Term has commenced, Landlord agrees that, at any time prior at any time or to commencement of the Additional Term Tenant may give Landlord written notice of Tenant’s desire to have that work done before commencement of the Additional Term (an “Early Work Notice”). If and when an Early Work Notice is given, then Tenant may itself arrange for, and supervise, all of the renovation and improvement work, in which case all costs and expenses incurred therefor shall be paid by Tenant as and when they become due, and Tenant shall be entitled to receive from the Renovation Allowance reimbursement for said costs and expenses (the “Reimbursement Option”); provided that:

i.	All other provisions of subparts B through D of this paragraph 4 that are not inconsistent with the Reimbursement Option, including, but not limited to, Landlord’s right to review and approve in advance all plans and specifications for the work and to select the engineer or engineering company and Landlord and Tenant’s agreement to use REF Sons as the general contractor and to use Forrar Williams & Associates as the architectural firm, shall apply under the Reimbursement Option;

ii.	As and when costs and expenses are incurred and the work is done, Tenant shall keep Landlord regularly informed of the amounts involved and progress toward completion and shall provide to Landlord all appropriate backup documentation, including, but not limited to, copies of contracts, change order, invoices, billing statements, and other such documentation;

iii.	When the work is completed and Tenant has paid all costs and expenses incurred, and there are no other costs or expenses to be incurred for which Tenant will seek reimbursement under the Reimbursement Option, then Tenant shall deliver to Landlord a complete and final breakdown, in reasonable detail, and a statement of the total amount owed by Landlord to reimburse Tenant therefor (the “Reimbursement Amount”), which Reimbursement Amount shall not exceed the amount of the Renovation Allowance; and

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iv.	Landlord shall pay to Tenant one-half (1/2) of the Reimbursement Amount no later than during the month of October, 2002, and the remaining one-half (1/2) of the Reimbursement Amount no later than during the month of December, 2002.

G.	Tenant’s Obligations. Any other improvements to the Premises that Tenant may wire shall, subject to approvals from Landlord under Section 10 of the Original Lease, be the responsibility of Tenant and done at Tenant’s sole cost and expense.

H.

Additional Rent. In consideration for Landlord’s making the Renovation Allowance available, and in addition to the monthly rent payable under paragraph 2 of this Addendum Tenant agrees to pay, commencing at the beginning of the Additional Term, additional monthly rent (the “Additional Rent”) in the amount that is necessary to fully amortize, during the five (5) years of the Additional Term, in equal monthly installments, the Expended Allowance or the Reimbursement Amount, as the case may be, plus interest accruing on the unpaid balance thereof at ten percent (10%) per annum provided that, if no part of the Renovation Allowance is actually expended by Landlord, then such Additional Rent shall not become due. For example, if Landlord expends all of the Renovation Allowance then the Additional Rent will be Twenty-One Thousand Four Hundred Twenty Five Dollars and Ninety-Four Cents ($21 425.94) payable in advance on the first (1st) day of each month, commencing on the first (1st) day of the Additional Tern, notwithstanding that the Renovation Allowance is expended after commencement of the Additional Term.

5.	Contraction Option. Tenant shall have the right and option to contract the area of the premises as much as, but by no more than, one hundred thousand (100 000) square feet (the “Contraction Option”), subject to the following terms and conditions:

A.	The Contraction Option may be exercised only by written notice of exercise given by Tenant either by certified U.S. Mail or by personal delivery to Landlord (a “Contraction Notice”);

B.	A Contraction Notice may be given only if the Department of Defense (the “DOD”) fails to extend or renew one (1) or more of the following three (3) CHAMPUS contracts currently held by Tenant, each of which has two (2) possible two (2) year extensions or renewals, as of dates set forth below: (i) the Region 11 CHAMPUS contract; (ii) the Region 6 CHAMPUS contract; and (iii) the Regions 9/10/12 CHAMPUS contract;

C.	If the Region 11 CHAMPUS contract is not extended or renewed as of February 28, 2002 or as of February 28, 2004 (collectively, the “Region 11 Extension Dates”), that will permit exercise of the Contraction Option for up to, but no more than, twenty thousand (20,000) square feet;

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D.	If the Region 6 CHAMPUS contract is not extended or renewed as of October 31, 2002 or as of October 31, 2004 (collectively the “Region 6 Extension Dates”), that will permit exercise of the Contraction Option for up to, but no more than, thirty thousand (30,000) square feet;

E.	If the Regions 9/10/12 CHAMPUS contract is not extended or renewed as of March 31, 2003 or as of March 31, 2005 (collectively, the “Regions 9/10/12 Extension Dates”), that will permit exercise of the Contraction Option for up to, but no more than, fifty thousand (50,000) square feet;

F.	A Contraction Notice must specify which DOD CHAMPUS contract was not extended or renewed and the exact date as of which the area of the Premises shall be reduced (a “Contraction Date”) which date cannot be earlier than but may be later than, one (1) of the Region 11 Extension Dates one (1) of the First Region 6 Extension Dates, or one (1) of the Regions 9/10/12 Extension Dates (collectively, the “Extension Dates”), respectively, depending upon which of the three (3) CHAMPUS contracts is not extended or renewed and is the subject of the Contraction Notice;

G.	A Contraction Notice must also describe the area of the Premises affected (the “Deleted Area”), set forth Tenant’s best estimate of the number of rentable square feet contained within the Deleted Area (although the exact number of rentable square feet shall be determined by Landlord by application of the method for determining “rentable area” under the ANSI/BOMA Z65.1-1996 standard) and a commitment by Tenant to surrender to Landlord, on the Contraction Date, possession of the Deleted Area;

H.	A Contraction Notice shall be effective only if it is given by Tenant and received by Landlord at least six (6) months prior to the Contraction Date set forth therein and no later than thirty (30) days after an Extension Date for the CHAMPUS contract referenced therein;

I.	Concurrently with Tenant’s giving a Contraction Notice to Landlord Tenant shall pay to Landlord the total amount of the unamortized portion of the Expended Allowance or the Reimbursement Amount, as the case may be, and of the broker’s commission payable to the Broker (defined below) under paragraph 12 below, both as proportionally attributable to the number of rentable square feet of the Deleted Area compared to the number of rentable square feet contained in the entire Premises for the period from the Contraction Date to the end of the five (5) years of the Additional Term. For purposes of this subpart I of this paragraph 5, said brokerage commission shall be deemed amortized on a straight-line basis over a period of five (5) years, commencing upon commencement of the Additional Term, and the Expended Allowance or the Reimbursement Amount shall be deemed amortized as provided in subpart H of paragraph 4 of this Addendum;

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J.	If Tenant actually surrenders possession of a Deleted Area to Landlord, on or before the Contraction Date applicable thereto then rent under the Lease shall be proportionately abated, as of the Contraction Date, using the rent per rentable square foot then in effect and if the Contraction Date precedes the commencement of the Additional Term, the Renovation Allowance shall be proportionately reduced so that it shall not exceed the amount per rentable square foot specified in subpart A of paragraph 4 of this Addendum;

K.

Tenant agrees to pay all out-of-pocket costs and expenses reasonably incurred by Landlord to cause each Delete Area to become separate premises that can be demised to a separate tenant, including, but not limited to, compliance with legal requirements for ingress and egress and safety. Said payment by Tenant shall be made in one (1) or several installments as, and within ten (10) days after, Landlord presents to Tenant appropriate evidence of such costs or expenses either when incurred by Landlord or after they are owed or paid by Landlord, with copies of invoices from contractors and others who are doing the work and/or supplying the materials being deemed to be such appropriate evidence. Said costs and expenses reasonably incurred by Landlord shall include, but shall not be limited to, costs and expenses for construction of demising walls and corridors, which may include fire walls as required by law, causing electricity to be separately metered to the Deleted Area, and installing standard numbers of electrical outlets and wiring in such demising and corridor walls, but shall in no event include improvement work commonly called “tenant improvements” designed specially for the use and enjoyment of a particular tenant; and

L.	At the request of either Landlord or Tenant, they shall, after any Contraction Date, enter into an amendment to the Lease as hereby amended documenting the facts arising from Tenant’s exercise of the Contraction Option, including, but not limited to, that the Deleted Area is no longer part of the premises and what the current rent has become.

6.	Expansion Option. Tenant shall have one (l) right and option to expand the area of the Premises by as much as, and by no more than, sixty thousand (60,000) square feet of rentable area (the “Expansion Option”), subject to the following terms and conditions:

A.

The Expansion Option may be exercised by Tenant only by written notice given to Landlord during, and neither before nor after, the first (1st) twelve (12) months of the Additional Term (the “Expansion Notice”);

B.	The Expansion Notice must specify the area or areas within a building or buildings owned by Landlord and located within Landlord’s administrative area on Aerojet Road that Tenant desires to add to the Premises (the “Expansion Area”);

C.

If, at the time the Expansion Notice is given, the Expansion Area is available for leasing to Tenant, then Landlord and Tenant shall immediately enter into another written addendum to the Lease to effect a demise thereof to Tenant, at the same

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terms and conditions as the Premises are then being leased to Tenant under the Lease (with the exception that the rent shall be the fair market rental for such Expansion Area determined as set forth in subpart E of this paragraph 6); provided that, if through no fault of Landlord, Tenant and Landlord have not, within ninety (90) days after the Expansion Notice is given, entered into a fully executed addendum to the Lease, then Landlord may, by written notice to Tenant, terminate Tenant’s Expansion Option, and upon the giving of such written notice, Tenant shall have no further interest in, or rights to, the Expansion Area;

D.	Whether or not the Expansion Area is “available for leasing to Tenant” shall be determined by Landlord in the exercise of its reasonable discretion. Without limiting the generality of the foregoing, Landlord may determine that the Expansion Area is not available for leasing to Tenant if it is then occupied by another tenant, is already subject to a leasing arrangement for any period that would overlap with any portion of the then remaining Additional Term or any part of the Extension Period, or is used or expected to be used by Landlord for its own business operations. Landlord shall respond in writing to any Expansion Notice within fifteen (15) business days of the receipt thereof, and advise Tenant as to whether the Expansion Area is “available for leasing to Tenant” (if available, a “Notice of Availability”); and

E.	Determining Fair Market Rental. The monthly rental payable for the Expansion Area shall be the fair market rental for the Expansion Area, taking into account the specific provisions of the Lease that will remain constant, including, but not limited to, the term thereof as hereby modified, the improvements installed by Landlord, services provided to Tenant, the fact that said fair market rental for the Expansion Area shall not be subject to increase during the Additional Term, and other pertinent items and the amenities, location, identity, quality, age, and conditions of the buildings in which the Premises are located; provided that, in no event shall the monthly rental per rentable square foot for the Expansion Area be less than the monthly rental per rentable square foot payable for the Premises under paragraph 2 hereof, as of the date the Expansion Notice is given, regardless what the fair market rental for the Expansion Area may be. The fair market rental for the Expansion Area shall be determined by applying the following procedures and subject to the following terms and conditions:

i.	Within ten (10) days after Landlord gives the Notice of Availability, Landlord and Tenant may meet and confer, but are not obligated to meet and confer, respecting the establishment of the fair market rental for the Expansion Area;

ii.	In the event that Landlord and Tenant fail to meet and confer or cannot agree upon the fair market rental within thirty (30) days after the Expansion Notice was given, then within forty-five (45) days after the Expansion Notice was given, Landlord and Tenant shall each give to the other a written notice setting forth its final determination of the fair market rental for the Expansion Area (collectively, the “Expansion Area Fair Rental Notices”);

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iii.	If only one (1) Expansion Area Fair Rental Notice is timely given, then that Expansion Area Fair Rental Notice shall conclusively establish the fair market rental for the Expansion Area;

iv.	If both Landlord and Tenant give Expansion Area Fair Rental Notices, and the Expansion Fair Rental Notices are different in any respect, then the fair market rental for the Expansion Area shall be conclusively established by a third-party appraiser mutually chosen by Landlord and Tenant; provided that, if Landlord and Tenant have not agreed upon, and engaged, such appraiser within sixty (60) days after the Expansion Notice was given, then Landlord and Tenant shall each engage a duly licensed California attorney with commercial leasing experience of at least five (5) years, which attorneys shall, by their agreement, select the appraiser; provided that, if said attorneys have not agreed upon an appraiser within seventy-five (75) days after the Expansion Notice was given, then the appraiser shall be selected by the Presiding Judge of the Superior Court of Sacramento County acting in his or her individual capacity if said Judge is willing to do so;

v.	Landlord and Tenant shall share equally the fees and expenses of the selected appraiser and shall each pay its own attorneys’ fees;

vi.	Within fifteen (15) days after the appraiser’s engagement, the appraiser shall deliver to Landlord and to Tenant the appraiser’s determination of which of the two (2) Expansion Area Fair Rental Notices is, in the appraiser’s best judgment, the closest to the fair market rental for the Expansion Area (the “Chosen Expansion Area Fair Rental Notice”), and the amount set forth in the Chosen Expansion Area Fair Rental Notice shall be deemed to be the fair market rental for the Expansion Area; and

vii.	The appraiser shall be required to give to landlord and to Tenant a written statement of the appraiser s reasoning and justification for selection of the Chosen Expansion Area Fair Rental Notice; the appraiser shall not be permitted to decide on a middle ground, or to suggest any compromise; the appraiser’s sole function shall be to determine the Chosen Expansion Area Fair Rental Notice, and provide his or her reasons therefor.

7.	Right to First Negotiate. Tenant shall have the right and option to first negotiate for leasing of additional space within any building owned by Landlord and located in Landlord’s administrative area on Aerojet Road (the “First Right”), subject to the following terms and conditions;

A.	If, at any time during the Additional Term or the Extension Period, Landlord decides to seek a tenant or tenants for any space within any building owned by

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and located in Landlord’s administrative area on Aerojet Road, Landlord shall first give written notice to Tenant (a “Landlord’s Notice” ) setting forth a description of the available space (the “Available Space”) the monthly rental rate, and all other material terms and conditions upon which Landlord intends to offer the Available Space. A Landlord’s Notice shall be deemed to be an offer to lease to Tenant the Available Space on the terms stated therein;

B.	Upon Tenant’s receipt of a Landlord’s Notice, Tenant shall have five (5) business days to respond by giving Landlord a written acceptance setting for Tenant’s commitment to lease the Available Space on the terms stated in the Landlord’s Notice (a “Tenant’s Acceptance”);

C.	If Tenant fails to give to Landlord a Tenant’s Acceptance within said five (5) business days, that failure shall be deemed to be a rejection of Landlord’s offer to lease the Available Space (a “Tenant’s Rejection”) and, except as provided in subpart E of this paragraph 7 shall be deemed a termination of Tenant’s First Right, so that Landlord shall have no further duty to give any Landlord’s Notice respecting the Available Space or any other space it may own from time to time, just as if this paragraph 7 were not a part of this Eighth Addendum;

D.	After any Tenant’s Rejection, Landlord shall, for a period of one (1) year, be free to lease the Available Space to any other person or entity for rent and upon the terms and conditions at least as favorable to Landlord as those set forth in the Landlord’s Notice;

E.	If (a) during said one (1) year Landlord desires to lease the Available Space upon terms and conditions that are less favorable to Landlord than those set forth in the Landlord’s Notice, or (b) the Available Space is not leased by Landlord to another person or entity within said one (1) year, and if Landlord desires to continue to seek a tenant therefor, then, and in either of those events, Landlord must give Tenant another Landlord’s Notice respecting that Available Space, and the provisions of this paragraph 7 shall again apply;

F.	If and when Landlord has without breach of this paragraph 7, leased any space that is subject to the First Right to another person or entity, the First Right shall terminate and be of no further force or effect, this paragraph 7 being then deemed not to be a part of this Eighth Addendum; and

G.	If a Tenant’s Rejection ever occurs, Tenant agrees to provide to Landlord such written proof, including, but not limited to, an estoppel certificate, as Landlord may request to prove when Landlord leases or is negotiating to lease, or seeking a tenant for, the Available Space, that the First Right no longer applies thereto, which written proof shall be provided within five (5) business days after Landlord’s written request therefor is received by Tenant.

8.	Parking. Tenant shall be entitled to its current parking ratio and, in any event, not less than five (5) vehicle parking spaces for every one thousand (l,000) rentable square feet of

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the Premises, as and if the size of the Premises changes from time to time as provided elsewhere in this Eighth Addendum, which parking spaces shall be provided by Landlord at no charge.

9.	Roof Rights. Provided that Tenant complies with all rules and regulations adopted by Landlord respecting access to, and activities and installations on, the roof of any of the buildings in which the Premises are located and provide Tenant gives to Landlord, at least ten (10) days in advance, written notice of Tenant’s plans and expected activities, Tenant may, at Tenant’s sole cost and expense, install a satellite dish, microwave antenna, or any other electrical devise, communications equipment, or mechanical equipment on the rooftop area of any such building, subject to Tenants compliance with all governmental requirements, including, but not limited to, issuance of appropriate permits and conduct of appropriate inspections, and subject to Landlord’s review and approval of all plans and specifications therefor.

10.	Mortgages. Landlord hereby represents and warrants to Tenant that the Premises are not currently encumbered by any mortgage or deed of trust, and therefore, no lender’s non-disturbance and attornment agreement is necessary or appropriate.

11.	Signage Rights. Tenant may maintain its existing building identification and may, in its reasonable determination, expand its identification signage, subject to Tenant’s compliance with all governmental requirements, including, but not limited to, issuance of appropriate permits and conduct of appropriate inspections, and subject to first obtaining written approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.

12.	Brokers’ Fee.

A.	Only One Broker. Tenant and Landlord agree that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Eighth Addendum excepting only Aguer Pipgras Associates (the “Broker”), and they know of no other real estate broker or agent who is entitled to a commission in connection with this Eighth Addendum.

B.	Fee for the Additional Term. Landlord agrees to pay to the Broker, payable one-half (1/2) upon the fill execution of this Eighth Addendum, and one-half (1/2) at the commencement of Additional Term, a brokerage fee equal to five percent (5%) of the total rent payable during the five (5) years of the Additional Term.

C.	Fee for Extension Option. If the Extension Option is effectively exercised by Tenant, then Landlord shall pay to the Broker, at the beginning of the Extension Period, a brokerage fee equal to two and one-half percent (2-1/2%) of the total rent payable during the Extension Period.

D.	Fee for Expansion Option. If the Expansion Option is effectively exercised by Tenant then Landlord shall pay to the Broker, at the time Tenant takes occupancy of the Expansion Area, a brokerage fee equal to five percent (5%) of the total rent payable for the Expansion Area from the date rent commences to accrue thereon to expiration of the five (5) years of the Additional Term.

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E.

Fee for the First Right. If the First Right is effectively exercised by Tenant, then Landlord shall pay to the Broker, at the time Tenant takes occupancy of the Available Space, a brokerage fee equal to five percent (5%) of the total rent payable for the Available Space within five (5) years of such occupancy. If exercise of the First Right produces a lease of the Available Space the term of which is, or, through exercise of an option or options, becomes longer than five (5) years, then, at the beginning of the sixth (6th ) year, Landlords shall pay to the Broker a brokerage fee equal to two and one-half percent (2-1/2%) of the total rent payable from the commencement of said sixth (6th) year and before the expiration of ten (10) years from the date Tenant takes occupancy of the Available Space. Notwithstanding the foregoing provisions of this subpart E of this paragraph 12, if any such period or periods are not a part of the initial term for which Tenant is committed to pay rent for the Available Space, but are payable, for example, only if an option is exercised or a right to terminate is not exercised by Tenant, then said portion or portions of the commission attributable thereto shall be due to Broker only if and when Tenant becomes committed to pay rent of such period or periods.

F.	Landlord acknowledges that the Broker and Tenant have notified Landlord that the Broker will pay part of said brokerage fees to Tenant although the amount of such payments has not been shared with Landlord.

13.	Effect. Landlord and Tenant agree that the Lease is in full force and effect without modification except as expressly set forth in this Eighth Addendum.

Aerojet-General Corporation,
an Ohio corporation

Dated:	June 28, 2001	By:	/s/ Terry P. Griffin
		Its:	President, Aerojet Investments Ltd.

Health Net, Inc.,
a Delaware corporation

Dated:	June 12, 2001	By:	/s/ Michael Radford
		Its:	Vice President

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NINTH ADDENDUM TO LEASE

This is the Ninth Addendum, which, upon approval, will be attached to that certain Lease (the “Original Lease”) by and between Aerojet-General Corporation, an Ohio corporation, as Landlord, and Health Net, Inc., a Delaware corporation, as successor in interest by merger to Foundation Health Federal Services, Inc., a Delaware corporation (“FHFS”), as successor in interest to Foundation Health, a California Health Plan, a California corporation (“FH”), as Tenant, dated July 13, 1995, including that certain Addendum, that certain Second Addendum, that certain Third Addendum, that certain Fourth Addendum, that certain Fifth Addendum, that certain Sixth Addendum, that certain Seventh Addendum, and that certain Eighth Addendum thereto (collectively, the “Lease”). Unless otherwise defined in this Ninth Addendum, all capitalized terms used in this Ninth Addendum shall have the same meanings as such capitalized terms have in the Lease. All references within this Ninth Addendum to a “section” are to a specific section within the Lease unless otherwise indicated in this Ninth Addendum.

RECITALS

A.	Pursuant to the terms of the Lease, Landlord currently leases to Tenant, and Tenant currently leases from Landlord, the entire Building number 2015B, the entire Building number 2025, approximately twenty-eight thousand (28,000) square feet within Building number 2006 (incorrectly described in the Fifth Addendum as the entire Building number 2006), and approximately twenty-eight thousand (28,000) square feet in Building number 2015A (collectively, the “Premises”) and no other space.

B.	The Premises consist of approximately two hundred one thousand six hundred eighty-four (201,684) rentable square feet of office space.

C.	In accordance with the provisions herein, Landlord and Tenant desire, among other things, to memorialize their agreements regarding (i) Tenant’s prepayment of rent, and (ii) Tenant’s obligation regarding Additional Rent.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the foregoing recitals, all of which are incorporated herein by this reference, and the covenants contained in this Ninth Addendum, agree as follows:

1.	Payment of Rent.

A.	Landlord acknowledges receipt from Tenant of the sum of Two Million Five Hundred Eleven Thousand Three Hundred Fifteen and no/100ths Dollars ($2,511,315.00) (the “Rent Payment”), and agrees that such Rent Payment shall constitute payment in full of all of Tenant’s rent obligations under the Lease for the period of time commencing on September 1, 2001 and ending at 11:59 p.m. on September 30, 2002 (such period of time is hereinafter referred to as the “Payment Period”), notwithstanding any contrary provision of the Lease. Nothing in this Section 1.A is intended, however, to relieve Tenant of its obligation to pay the Additional Rent pursuant to Section 2 of this Ninth Addendum.

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B.	If the Lease is terminated prior to the end of the Payment Period by reason of fire or other casualty, condemnation or any other event beyond the reasonable control of Tenant (and in all events excluding a termination resulting from Tenant’s default or breach of the Lease), Landlord agrees, within thirty (30) business days after such termination, to pay Tenant the unearned balance of the Monthly Rent, calculated at the rate of Six Thousand Four Hundred Thirty Nine and 27/100ths Dollars ($6,439.27) per day (the “Per Diem Amount”).

C.	If, during the Payment Period, an event occurs that would entitle Tenant to an abatement or reduction of monthly rent payable under the Lease (including, but not limited to Sections 22 and 25 of the Original Lease, and Sections 6 and 8 of the Second Addendum, such abatement or reduction (on a daily rate equal to the Per Diem Amount) shall be credited to Tenant’s monthly rent obligations that accrue following the Payment Period until such credit is exhausted.

2.	Additional Monthly Rent Increases. Tenant shall pay Landlord the sum of Four Hundred Nine Three Thousand Six Hundred Fifty-Three and no/100ths Dollars ($493,653.00) the “Additional Rent”), not later than October 31, 2001 (the parties acknowledge that the “Additional Rent” owing under this Section 2 is a separate and distinct obligation from the “Additional Rent” that may be payable under Section 4.H of the Eighth Addendum, and nothing in this Ninth Addendum is intended to modify Tenant’s obligation to pay Additional Rent pursuant to Section 4.H of the Eighth Addendum). The parties agree that the payment of the Additional Rent shall satisfy in full any obligation Tenant has under the Lease to pay (i) previous CPI increases in monthly rent (including, but not limited to any increases referenced in Sections 3 and 4 of the Fifth Addendum, and Sections 2 and 4 of the Sixth Addendum), and (ii) any CPI increase in monthly rent scheduled to occur on April 1, 2002 pursuant to clause (b) of Section 4.C of the Fifth Addendum, notwithstanding any contrary provision of the Lease. The parties acknowledge and agree that the Additional Rent amount represents a negotiated amount, and it is intended that the payment of such Additional Rent shall fully and finally settle any dispute or potential dispute arising from previous CPI increases in monthly rent.

3.	Mortgages. Landlord hereby represents and warrants to Tenant that the Premises are not currently encumbered by any mortgage or deed of trust, and therefore, no lender’s non-disturbance and attornment agreement is necessary or appropriate.

4.	Effect. Landlord and Tenant agree that the Lease is in full force and effect without modification except as expressly set forth in this Ninth Addendum. In the event of any discrepancy between the terms of this Ninth Addendum and any other term of the Lease, the terms of this Ninth Addendum shall govern.

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Aerojet-General Corporation,
an Ohio corporation

Dated:	November 7, 2001	By:	/s/ Thomas Brown
		Its:	Vice President, Aerojet Investments Ltd.

Health Net, Inc.,
a Delaware corporation

Dated:	November 9, 2001	By:	/s/ Michael Radford
		Its:	Vice President

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TENTH ADDENDUM TO LEASE

This is the Tenth Addendum, which, upon approval, will be attached to that certain Lease (the “Original Lease”) by and between Aerojet-General Corporation, an Ohio corporation, as Landlord, and Health Net, Inc., a Delaware corporation, as successor in interest by merger to Foundation Health Federal Services, Inc., a Delaware corporation, as successor in interest to Foundation Health, a California Health Plan, a California corporation, as Tenant, dated July 13, 1995, including that certain Addendum, that certain Second Addendum, that certain Third Addendum, that certain Fourth Addendum, that certain Fifth Addendum, that certain Sixth Addendum, that certain Seventh Addendum, that certain Eighth Addendum, and that certain Ninth Addendum thereto (collectively, the “Lease”). Unless otherwise defined in this Tenth Addendum, all capitalized terms used in this Tenth Addendum shall have the same meanings as such capitalized terms have in the Lease. All references within this Tenth Addendum to a “section” are to a specific section within the Lease unless otherwise indicated.

RECITALS

A.	Pursuant to the terms of the Lease, Landlord currently leases to Tenant, and Tenant currently leases from Landlord, the entire Building number 2015B, the entire Building number 2025, approximately twenty-eight thousand (28,000) rentable square feet within Building number 2006 (incorrectly described in the Fifth Addendum as the entire Building number 2006), and approximately twenty-eight thousand (28,000) rentable square feet in Building number 2015A (collectively, the “Existing Premises”) and no other space.

B.	The Existing Premises consist of approximately two hundred one thousand six hundred eighty-four (201,684) rentable square feet of office space.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the foregoing recitals, all of which are incorporated herein by this reference, and the covenants contained in this Tenth Addendum, agree as follows:

1.

Premises. Subject to the terms and conditions of this Tenth Addendum, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, approximately fifty-three thousand nine hundred ninety (53,990) rentable square feet of space, being a portion of the first (1st) floor and approximately one-half (1/2) of the second (2nd) floor of Building number 2019 located within the same complex of buildings as the Existing Premises on Aerojet Road in Sacramento County, California (the “Building 2019 Expansion Space”) (collectively, the Existing Premises and the Building 2019 Expansion Space, the “Premises”), the location of which Building 2019 Expansion Space is shown on Exhibits “A-1” and “A-2” attached hereto and incorporated herein by this reference, in addition to continuing Tenant’s leasehold interest in the Existing Premises under the Lease as modified by this Tenth Addendum; provided that, Landlord hereby reserves, and Tenant acknowledges that Landlord shall have, at all times during the term of the Lease, (a) access through the Building 2019 Expansion Space to and from the area known as the

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Platelet Design room, which access shall be limited by the requirement that persons using the Platelet Design room must first check in with Tenant’s reception and security; (b) for fire safety purposes for all of said Building number 2019, access through fire corridors and exits, including exits in the lobby area, and (c) for both fire safety purposes and for compliance with the Americans with Disabilities Act for all of said Building number 2019, access to and from, and use of, the elevator within the Building 2019 Expansion Space. See Exhibits “B-1” and “B-2” attached hereto and incorporated herein by this reference for information about said access rights reserved by Landlord.

2.	Term. Landlord and Tenant agree that the term of the Lease for the Building 2019 Expansion Space shall commence, subject to any Phased TI Completion (defined below), on the date as of which Landlord has substantially completed the TI Work (defined below) (the “Completion Date”), and shall expire on July 31, 2009 (the “New Expiration Date”). Landlord hereby grants to Tenant an option to extend the term of the Lease for the Existing Premises (the “Existing Premises Option”) from its current expiration date of September 30, 2007 (the “Old Expiration Date”), to the New Expiration Date (the “New Additional Term”); provided that, unless, prior to March 31, 2007, Tenant gives to Landlord a written notice that Tenant does not exercise the Existing Premises Option, Tenant shall be deemed to have exercised the Existing Premises Option as of Old Expiration Date. Thus, unless such a notice of non-exercise of the Existing Premises Option is timely given, the term of the Lease for both the Building 2019 Expansion Space and the Existing Premises shall expire on the same day. Notwithstanding the foregoing provisions of this paragraph 2, (a) Landlord and Tenant agree to work together and cooperate in connection with the TI Work such that substantial completion of the TI Work, and delivery by Landlord to Tenant of the completed Building 2019 Expansion Space, may be accomplished in phases (collectively, “Phased TI Completion”); and (b) if Phased TI Completion does occur, the term of the Lease for the Building 2019 Expansion Space, and the payment of monthly rent, as set forth in paragraph 3 of this Tenth Addendum, shall both commence as of the delivery or deliveries of possession for each such phase or phases of the Phased TI Completion (each, a “Phased Completion Date”); provided that no such Phased Completion Date shall accelerate the New Expiration Date for that phase, but shall increase the length of the term of the Lease applicable thereto by the number of days said Phased Completion Date precedes the Completion Date. The provisions of this paragraph 2 and the provisions of paragraph 6 of this Tenth Addendum supersede and replace entirely any and all extension, contraction, and expansion options Tenant may have had under the Lease as it existed prior to this Tenth Addendum, including, but not limited to, paragraphs 3, 5, and 6 of the Eighth Addendum. When the Completion Date or any Phased Completion Date occurs, Landlord and Tenant shall then promptly execute and deliver to each other, based upon the form attached hereto as Exhibit “C” and incorporated herein by this reference, a written certification (an “Building 2019 Expansion Space Completion Date Certification”) of the Completion Date or Phased Completion Date, as the case may be, and, if requested by Landlord or Tenant, a further addendum to the Lease setting forth the Completion Date or Phased Completion Date and the monthly rental amount applicable thereto. As of the execution of this Tenth Addendum, Landlord estimates that a Phased TI Completion may be accomplished on the schedule set forth in Exhibits “D-1” and “D-2” attached hereto and incorporated herein by this reference.

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3.	Rent. The monthly rent for the Existing Premises for the period prior to, and including, the Old Expiration Date is not modified by this Tenth Addendum, but continues on the same schedule as set forth in paragraphs 2 and 4H of the Eighth Addendum. If the Existing Premises Option is deemed exercised as set forth in paragraph 2 of this Tenth Addendum, then the monthly rent for the Existing Premises for the New Additional Term, being the period commencing immediately after the Old Expiration Date and ending on the New Expiration Date, shall be at the same rates per rentable square foot as apply, from time to time, to the Building 2019 Expansion Space as set forth in the next sentence of this paragraph 3. The monthly rent for the term of this Lease applicable to the Building 2019 Expansion Space, commencing on the Completion Date (subject to earlier commencement of monthly rent if and when any Phased Completion Date occurs) and expiring on the New Expiration Date, shall be calculated by multiplying the number of rentable square feet thereof by the following amounts: (a) One Dollar and Thirty-Eight Cents ($1.38) for the period commencing on the Completion Date and ending July 31, 2005; (b) One Dollar and Forty Cents ($1.40) for the period commencing August 1, 2005, and ending July 31, 2006; (c) One Dollar and Forty-Two Cents ($1.42) for the period commencing August 1, 2006, and ending July 31, 2007; (d) One Dollar and Forty-Four Cents ($1.44) for the period commencing August 1, 2007, and ending July 31, 2008; and (e) One Dollar and Forty-Six Cents ($1.46) for the period commencing August 1, 2008, and ending July 31, 2009. If a Phased TI Completion occurs, then the monthly rent for the period or periods, commencing upon each Phased Completion Date, and expiring on the Completion Date, shall be calculated by multiplying the number of rentable square feet in the completed phase by One Dollar and Thirty-Eight Cents ($1.38). Such rent shall be set forth in the Building 2019 Expansion Space Completion Date Certification applicable to that phase. Notwithstanding the foregoing provisions of this paragraph 3, Tenant agrees to pay to Landlord, in advance, in two (2) equal installments as set forth below, to be credited to the monthly rent for the Building 2019 Expansion Space for the thirteen (13) month period commencing on December 1, 2004, and expiring on December 31, 2005, Nine Hundred Seventy-Two Thousand Nine Hundred Dollars ($972,900.00) (the “Prepaid Rent”), and upon Tenant’s timely payment of the Prepaid Rent, the rental rate per rentable square foot for the Building 2019 Expansion Space and for the Existing Premises, for the period commencing on December 1, 2005, and expiring on New Expiration Date, shall be reduced by Two Cents ($.02) from the scheduled amounts set forth above in this paragraph 3; provided that, if the Existing Premises Option is not deemed exercised as set forth in paragraph 2 of this Tenth Addendum, then said reduction in the rental rate for the Existing Premises will expire on the Old Expiration Date. One-half (1/2) of the Prepaid Rent, being the amount of Four Hundred Eighty-six Thousand Four Hundred Fifty Dollars ($486,450.00), shall be paid within fifteen (15) days after the execution of this Tenth Addendum; the other one-half (1/2) of the Prepaid rent, being the amount of Four Hundred Eighty-six Thousand Four Hundred Fifty Dollars ($486,450.00), shall be paid upon the Completion Date.

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4.	Extension of Term.

A.	New Extension Option. Tenant shall have the right and option (the “New Extension Option”) to extend the term of the Lease for the Premise for five (5) years beyond the New Expiration Date (the “New Extension Period”) commencing immediately after the New Expiration Date; provided that:

i.	Tenant must give to Landlord, and Landlord must have received, by mail or by personal delivery, written notice of Tenant’s election to exercise the New Extension Option no later than two hundred seventy (270) days prior to the New Expiration Date;

ii.	At the time Tenant gives said written notice to Landlord, and at the time the New Extension Period commences, Tenant must not, after the giving of written notice and the passage of the applicable cure period, if any, be in default under the Lease;

iii.	Tenant may exercise the New Extension Option with respect to all of the Premises only, and may not exercise the New Extension Option with respect to only part of the Premises; and

iv.	Failure by Tenant to provide timely or adequate written notice as set forth herein shall, unless, and in the sole discretion of Landlord, an untimely or inadequate notice is acceptable to Landlord, cause the New Extension Option to lapse and its exercise by Tenant shall not be effective.

B.	Rent during the New Extension Period. The monthly rental payable during the New Extension Period shall be the fair market rental for the Premises, as of the beginning of the New Extension Period, taking into account the specific provisions of the Lease that will remain constant, including, but not limited to, the term thereof as hereby modified, the improvements installed by Landlord, services provided to Tenant, the fact that said monthly rental based upon the fair market rental shall not be subject to increase during the New Extension Period, the cost to Landlord of paying to the Broker (defined below) any commission required under paragraph 12B of this Tenth Addendum in connection with Tenant’s exercise of the New Extension Option, and other pertinent items, and the amenities, location, identity, quality, age, and conditions of the buildings in which the Premises are located; provided that, in no event, shall the monthly rental payable for the Premises during the New Extension Period be less than the monthly rental payable for the month immediately preceding the New Expiration Date, regardless what the fair market rental may be. The fair market rental for the Premises shall be determined by applying the following procedures and subject to the following terms and conditions:

i.	At least one hundred twenty (120) days prior to the New Expiration Date, Landlord and Tenant may meet and confer, but are not obligated to meet and confer, respecting the establishment of the fair market rental;

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ii.	In the event that Landlord and Tenant fail to meet and confer or cannot agree upon the fair market rental at least one hundred (100) days prior to the New Expiration Date, then, at least ninety (90) days prior to the New Expiration Date (the “Notice Deadline”), Landlord and Tenant shall each give to the other a written notice setting forth its final determination of the fair market rental (collectively, the “Fair Rental Notices”); provided that, in order to help prevent inadvertent loss of any party’s right to give a Fair Rental Notice, the Notice Deadline shall extend, for both Landlord and Tenant, until one (1) of them gives a Fair Rental Notice plus, for the other, a period expiring five (5) business days thereafter.

iii.	If only one (1) Fair Rental Notice is timely given, then that Fair Rental Notice shall conclusively establish the fair market rental;

iv.	If both Landlord and Tenant give Fair Rental Notices, and the Fair Rental Notices are different in any respect, then the fair market rental shall be conclusively established by a third-party appraiser or broker mutually chosen by Landlord and Tenant; provided that, if Landlord and Tenant have not agreed upon, and engaged, such appraiser or broker at least sixty (60) days prior to the New Expiration Date, then Landlord and Tenant shall each engage a duly licensed California attorney with commercial leasing experience of at least five (5) years, which attorneys shall, by their agreement, select the appraiser or broker; provided that, if said attorneys have not agreed upon an appraiser or broker at least thirty (30) days prior to the New Expiration Date, then either Landlord or Tenant may commence an action for declaratory relief or other appropriate remedy to have the court appoint the appraiser or broker;

v.	Landlord and Tenant shall share equally the fees and expenses of the selected appraiser or broker and shall each pay its own attorneys’ fees;

vi.	Within thirty (30) days after the appraiser or broker’s engagement, the appraiser or broker shall deliver to Landlord and to Tenant the appraiser or broker’s determination of which of the two (2) Fair Rental Notices is, in the appraiser or broker’s best judgment, the closest to the fair market rental for the Premises (the “Chosen Fair Rental Notice”), and the amount set forth in the Chosen Fair Rental Notice shall be deemed to be the fair market rental; and

vii.	The appraiser or broker shall be required to give to Landlord and to Tenant a written statement of the appraiser or broker’s reasoning and justification for selection of the Chosen Fair Rental Notice; the appraiser or broker shall not be permitted to decide on a middle ground, or to suggest any compromise; the appraiser or broker’s sole function shall be to determine the Chosen Fair Rental Notice, and provide his or her reasons therefor.

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5.	Tenant Improvements.

A.	Improvement Allowance. Landlord shall make available for paying costs of improving the Building 2019 Expansion Space an allowance of Twenty-Five Dollars ($25.00) per rentable square foot of the Building 2019 Expansion Space (the “TI Allowance”). Landlord shall, at Landlord’s sole cost and expense, and without charge against the TI Allowance, cause the Building 2019 Expansion Space to be a “standard building shell” (as more specifically described in Exhibit “E” attached hereto and incorporated herein by this reference) that complies with all applicable building codes and regulations (the “Standard Building Shell”) and to which Landlord may lawfully add the TI Work (defined below). Within thirty (30) days following the Completion Date, Landlord shall send to Tenant a written notice setting forth the amount of the Expended Allowance (defined below). If the Expended Allowance is less then the amount of the TI Allowance, then Landlord shall apply the difference solely to the reasonable cost of such additional permanent improvements to the Building 2019 Expansion Space as are reasonably requested by Tenant and approved by Landlord. For construction of such additional permanent improvements, Tenant shall, or, at Landlord’s option, Landlord shall, engage REF & Sons, being the contractor authorized by Landlord to work in the Building 2019 Expansion Space.

B.

Construction of Improvements. Following completion of the Standard Building Shell, Landlord agrees to expend the TI Allowance or such lesser amount as may be sufficient (the “Expended Allowance”) as and when Landlord incurs costs for the construction of permanent improvements (collectively, the “TI Work”) to the Building 2019 Expansion Space, including, but not limited to, costs associated with architectural design, engineering, preparation of plans and specifications, permits and fees, labor and materials, equipment purchase or rental, amounts paid to contractors, including contractor profit and overhead, provided that all such TI Work shall be done in accordance with plans and specifications that are mutually approved by Landlord and Tenant. Landlord agrees to commence installation of the TI Work as promptly as may be reasonably possible after said plans and specifications are mutually approved and all necessary permits are obtained, to make reasonable efforts to minimize any disruption to Tenant’s business operations as a result of such installation, and to prosecute such installation to completion with commercially reasonable diligence. Materials used for said TI Work shall be of the same or similar quality as those materials previously used by Landlord in the repair and improvement of the Premises pursuant to the Lease; provided that Tenant may elect to use better quality materials as part of the plans approval process. The work order or contract between Landlord and its general contractor for construction of the TI Work shall be a fixed-price work order or contract for all of the work contemplated and shall be reasonably priced, and Landlord shall give Tenant a copy thereof at least five (5) business days before it is fully executed and delivered by Landlord and its general contractor. Tenant acknowledges that the amount of such contract will not include the cost of any change orders or corrections issued by the architect or Tenant. If the cost of any such change orders or corrections causes the total cost for the TI Work to exceed

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the amount of the TI Allowance, then Tenant shall, upon presentation of invoices or other reasonable proof of the cost thereof, pay, or reimburse Landlord for, such excess: provided that, if a change order is issued by Tenant, then, before Landlord implements said change order, Landlord shall obtain Tenant’s approval of the estimated cost of implementing that change order; provided further that, if a correction is required due to a defect in the original construction of the building or to complete the Standard Building Shell, then such correction shall be made at Landlord’s sole cost and expense, and the cost thereof shall not be charged against the TI Allowance.

C.	Consultants and Contractor. Although Landlord will pay, out of the TI Allowance, the costs of design work for the TI Work, Tenant shall have the right to select an interior space planning firm and other consultants to prepare said plans and specifications for Landlord and Tenant mutually to approve (Tenant’s selection of an architectural firm is set forth below in this paragraph), except that Landlord, and not Tenant, shall select the engineer or engineering company to be used; provided such engineer or engineering company provides services at commercially reasonable rates. Landlord and Tenant agree to engage REF & Sons as the general contractor to do the TI Work (Tenant acknowledges that Landlord has advised Tenant that Landlord will not accept an alternative contractor) in accordance with the mutually approved plans and specifications. Landlord and Tenant agree to engage Architectural Arts as the architectural firm to do the interior space planning and design work and to prepare the plans and specifications for the TI Work (Landlord acknowledges that Tenant has advised Landlord that Tenant will not accept an alternative design, planning, and architectural firm).

D.	Organized Labor. Landlord and its general contractor shall provide organized labor (construction trades) the opportunity to participate in the construction of the TI Work via the bidding process. When applicable, Landlord shall award any job or jobs to companies using organized labor if they are the most responsive and their pricing is competitive.

E.	Tenant’s Obligations. Any other improvements to the Premises that Tenant may desire shall, subject to approvals from Landlord under Section 10 of the Original Lease, be the responsibility of Tenant and done at Tenant’s sole cost and expense.

6.	Expansion and Contraction Options.

A.	Expansion Option. All options to expand the Premises set forth in the Lease prior to execution of this Tenth Addendum, including, but not limited to, the options to expand the Premises set forth in paragraph 6 of the Eighth Addendum, are hereby superseded and deleted from the Lease. Landlord and Tenant agree that Tenant shall have the right and option to expand the area of the Premises subject to the Lease (“Tenant’s Expansion Option”) subject to the following terms and conditions:

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i.	Tenant’s Expansion Option applies only to space within the second (2nd) floor of said Building number 2019;

ii.	Tenant must give to Landlord written notice of its election to exercise Tenant’s Expansion Option (an “Expansion Notice”) no later than six (6) months prior to the date as of which the expansion shall be effective;

iii.	The Expansion Notice must describe the area within said second (2nd) floor of said Building 2019 desired by Tenant;

iv.	Landlord shall have no obligation to deliver the expansion space earlier than October 1, 2006;

v.	The monthly rental for the expansion space shall be the fair market rental for the expansion space determined in the same manner as the fair market rental for the New Extension Period shall be determined under the provisions of paragraph 4B of this Tenth Addendum;

vi.	Tenant shall accept the expansion space “as is” with Landlord having no obligation to construct, or pay any part of the cost of, any improvement work required to make the expansion space suitable for Tenant’s use unless, and to the extent, that Landlord and Tenant then reach a contrary agreement; and

vii.	Within thirty (30) days after Tenant gives the Expansion Notice to Landlord, or, if later, within ten (10) days after the fair market rental for the expansion space is determine, Landlord and Tenant shall enter into and amendment to the Lease setting forth that fair market rental amount and other details about the effect of Tenant’s exercise of Tenant’s Expansion Option.

B.	Contraction Option. All options to contract or delete space from the Premises set forth in the Lease prior to execution of this Tenth Addendum, including, but not limited to, the option to contract set forth in paragraph 5 of the Eighth Addendum, are hereby superseded and deleted from the Lease. Landlord and Tenant agree that Tenant shall have the right and option to reduce or contract the area of the Premises subject the Lease (“Tenant’s Contraction Option”) subject to the following terms and conditions:

i.	Tenant’s Contraction Option applies only to space within said Building number 2006;

ii.	Tenant must give to Landlord written notice (a “Contraction Notice”) of its election to exercise Tenant’s Contraction Option;

iii.	The Contraction Notice must specify the date as of which the contraction shall be effective (a “Contraction Date”), provided that the Contraction Date shall not be earlier than December 31, 2006;

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iv.	The Contraction Notice must be given no later than three (3) months prior to the Contraction Date;

v.	The Contraction Notice must describe the area within said Building 2006, which may be all or any portion of said Building 2006, that Tenant wants to surrender to Landlord (the “Deleted Area”) and a commitment by Tenant to surrender the Deleted Area to Landlord on the Contraction Date;

vi.	Concurrently with Tenant’s giving a Contraction Notice to Landlord, Tenant shall pay to Landlord the total amount of the unamortized portion of the brokerage commission, if any, payable to the Broker (defined below) under paragraph 12 of this Tenth Addendum and proportionately attributable to the Deleted Area;

vii.	If Tenant actually surrenders possession of a Deleted Area to Landlord, on or before the Contraction Date, then rent under the Lease shall be proportionately abated, as of the Contraction Date, using the rent per rentable square foot then in effect;

viii.	Tenant agrees to pay all out-of-pocket costs and expenses reasonably incurred by Landlord to cause each Deleted Area to become separate premises that can be demised to a separate tenant, including, but not limited to, compliance with legal requirements for ingress and egress and safety. Said payment by Tenant shall be made in one (1) or several installments as, and within ten (10) days after, Landlord presents to Tenant appropriate evidence of such costs or expenses either when incurred by Landlord or after they are owed or paid by Landlord, with copies of invoices from contractors and others who are doing the work and/or supplying the materials being deemed to be such appropriate evidence. Said costs and expenses reasonably incurred by Landlord shall include, but shall not be limited to, costs and expenses for construction of demising walls and corridors, which may include fire walls as required by law, causing electricity to be separately metered to the Deleted Area, and installing standard numbers of electrical outlets and wiring in such demising and corridor walls, but shall in no event include improvement work commonly called “tenant improvements” designed specially for the use and enjoyment of a particular tenant; and

ix.	At the request of either Landlord or Tenant, they shall, after any Contraction Date, enter into an amendment to the Lease documenting the facts arising from Tenant’s exercise of the Contraction Option, including, but not limited to, that the Deleted Area is no longer part of the Premises and what the current rent has become.

7.

Right to First Negotiate. All rights of first refusal or to negotiate for additional space owned by Landlord set forth in the Lease prior to execution of this Tenth Addendum, including, but not limited to, the right set forth in paragraph 7 of the Eighth Addendum,

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are hereby superseded and deleted from the Lease. Landlord and Tenant agree that Tenant shall have a first right to negotiate to lease additional office space from Landlord (“Tenant’s First Right”) subject to the following terms and conditions:

A.	Tenant’s First Right shall apply only to space within the first (1st) floor of said Building number 2019;

B.

If, at any time while Tenant continues to use and occupy all of the Building 2019 Expansion Space, Landlord decides to seek a tenant or tenants for any space within the first (1[s]t) floor of said Building 2019, Landlord shall first give written notice to Tenant (a “Landlord’s Notice”) setting forth a description of the available space (the “Available Space”), the monthly rental rate, and all other material terms and conditions upon which Landlord intends to offer the Available Space. A Landlord’s Notice shall be deemed to be an offer to lease to Tenant the Available Space on the terms stated therein;

C.	Upon Tenant’s receipt of a Landlord’s Notice, Tenant shall have five (5) business days to respond by giving Landlord a written acceptance setting for Tenant’s commitment to lease the Available Space on the terms stated in the Landlord’s Notice (a “Tenant’s Acceptance”);

D.	If Tenant fails to give to Landlord a Tenant’s Acceptance within said five (5) business days, that failure shall be deemed to be a rejection of Landlord’s offer to lease the Available Space (a “Tenant’s Rejection”) and, except as provided in subpart F of this paragraph 7, shall be deemed a termination of Tenant’s First Right, so that Landlord shall have no further duty to give any Landlord’s Notice respecting the Available Space or any other space it may own from time to time, just as if this paragraph 7 were not a part of this Tenth Addendum;

E.	After any Tenant’s Rejection, Landlord shall, for a period of one (1) year, be free to lease the Available Space to any other person or entity for rent and upon the terms and conditions at least as favorable to Landlord as those set forth in the Landlord’s Notice;

F.	If (i) during said one (1) year, Landlord desires to lease the Available Space upon terms and conditions that are less favorable to Landlord than those set forth in the Landlord’s Notice, or (ii) the Available Space is not leased by Landlord to another person or entity within said one (1) year, and if Landlord desires to continue to seek a tenant therefor, then, and in either of those events, Landlord must give Tenant another Landlord’s Notice respecting that Available Space, and the provisions of this paragraph 7 shall again apply;

G.	If and when Landlord has, without breach of this paragraph 7, leased any space that is subject to the First Right to another person or entity, the First Right shall terminate and be of no further force or effect, this paragraph 7 being then deemed not to be a part of this Tenth Addendum; and

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H.	If a Tenant’s Rejection ever occurs, Tenant agrees to provide to Landlord such written proof, including, but not limited to, an estoppel certificate, as Landlord may request to prove, when Landlord leases or is negotiating to lease, or seeking a tenant for, the Available Space, that the First Right no longer applies thereto, which written proof shall be provided within five (5) business days after Landlord’s written request therefor is received by Tenant.

8.	Parking. Tenant shall be entitled to its current parking ratio and, in any event, not less than five (5) vehicle parking spaces for every one thousand (1,000) rentable square feet of the Premises, as and if the size of the Premises changes from time to time as provided elsewhere in this Tenth Addendum, which parking spaces shall be provided by Landlord at no charge. For the Building 2019 Expansion Space, if Phased TI Completion occurs, then Tenant shall be entitled a proportionate share of parking spaces as of each Phased Completion Date.

9.	Limitations on Access to Roof. Tenant shall not have access to, and shall not allow any of its employees, contractors, consultants, agents, or other invitees to go upon, the roof of any of the buildings in which the Premises are located; except that Landlord shall reasonably consider granting to Tenant or its contractor permission to enter upon any such roof to install on the rooftop a satellite dish, microwave antenna, or any other electrical devise, communications equipment, or mechanical equipment; provided that: (a) Tenant first requests such permission in writing delivered to Landlord no later than ten (10) business days prior to the date of desired access; (b) Landlord may, in its discretion, impose reasonable conditions upon such access for the protection of the building or people, including, but not limited to, requiring that Landlord control some or all of the rooftop activities; (c) when Tenant delivers its said request to Landlord, Tenant shall also deliver in writing details about the rooftop installation and the contractor proposed to be engaged to do the work, including, but not limited to, any plans and specifications; and (d) Tenant shall, at all times, comply with all governmental requirements, including, but not limited to, issuance of appropriate permits and conduct of appropriate inspections.

10.	Mortgages. Landlord hereby represents and warrants to Tenant that no mortgage or deed of trust encumbers the Premises or any portion thereof; that Landlord has not assigned to any lender or other third party all or any part of Landlord’s interests in the Lease as modified by this Tenth Addendum, whether for collateral purposes or otherwise; and that Landlord is under no obligation to obtain the consent of any lender or other third party to enter into this Tenth Addendum.

11.	Signage Rights. Tenant may maintain its existing building identification and may, in its reasonable determination, expand its identification signage to the Building 2019 Expansion Space, subject to Tenant’s compliance with all governmental requirements, including, but not limited to, issuance of appropriate permits and conduct of appropriate inspections, and subject to first obtaining written approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.

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12.	Broker’s Fee.

A.	Only One Broker. Tenant and Landlord agree that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Tenth Addendum excepting only Cushman & Wakefield of California, Inc. (the “Broker”), and they know of no other real estate broker or agent who is entitled to a commission in connection with this Tenth Addendum.

B.	Commission. By a separate Commission Agreement executed by Landlord as of March 31, 2004, Landlord has agreed to pay a commission to the Broker in connection with this Tenth Addendum as follows: (a) One Hundred Nine Thousand Three Hundred Seventy-three Dollars and Eighty-seven Cents ($109,373.87) (based upon an expectation that the Prepaid Rent will be timely paid and upon an assumption that there will be no early occupancy under a Phased TI Completion) when this Tenth Addendum is executed and delivered: (b) approximately One Hundred Nine Thousand Three Hundred Seventy-three Dollars and Eighty-seven Cents ($109,373.87) (subject to adjustments to account for early occupancy under a Phased TI Completion, if any, for the actual Completion Date, and for any failure of Tenant to timely pay the Prepaid Rent) when the Completion Date has occurred and the Building 2019 Expansion Space Completion Date Certification has been executed and delivered; (c) subject to Landlord’s timely receipt of the applicable Agency Confirmation (defined below), Three Hundred Twenty-one Thousand Eight Hundred Eighty-eight Dollars and Zero Cents ($321,888.00) on October 1, 2007, if and only if the Existing Premises Option is deemed exercised as provided in paragraph 2 of this Tenth Addendum; and (d) subject to Landlord’s timely receipt of the applicable Agency Confirmation, if and when the New Extension Option is exercised and the New Extension Period has commenced, a full commission calculated in accordance with said Commission Agreement dated March 31, 2004. Landlord shall not be required to pay said commission under subparts (c) or (d) of this paragraph 12B unless and until, in each instance, Landlord timely receives from Tenant a written designation and confirmation that the Broker is then serving as Tenant’s exclusive agent in connection with the Lease and the Premises (an “Agency Confirmation”). An applicable Agency Confirmation, to be effective, must be received by Landlord, (i) with respect to the portion of the commission payable under said subpart (c), no later than the later of October 1, 2007, or the date that is ten (10) days after Tenant receives from Landlord a written request for such Agency Confirmation; and (ii) with respect to the portion of the commission payable under said subpart (d), no later than the later of the date Tenant exercises the New Extension Option or the date that is ten (10) days after Tenant receives from Landlord a written request for such Agency Confirmation. If Landlord fails to pay to the Broker when due hereunder any portion of said commission, Tenant shall have the right, but no obligation, to pay the Broker what is owed and deduct that amount from the next monthly rent becoming due under the Lease until Tenant is fully reimbursed therefor; provided that Tenant must first give to Landlord written notice of Tenant’s intention to so pay and deduct no later than thirty (30) days prior to making such payment to the Broker.

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13.	Occupant of the Premises. Tenant represents and warrants that Health Net Federal Services, Inc., a Delaware corporation (the “Occupant”), is a wholly owned subsidiary of Tenant. Landlord acknowledges that the Occupant shall have the right to occupy the Premises throughout the term of the Lease without prior notice to or consent from Landlord.

14.	The Premises and Other Terms and Conditions of the Lease. The Building 2019 Expansion Space shall be deemed to be included as a part of the “Premises” and the “Building” and shall be subject to the same terms and conditions set forth in the Lease, except to the extent that any provision of this Tenth Addendum is inconsistent or in conflict with such terms and conditions.

15.	Effect. Landlord and Tenant agree that the Lease is in full force and effect without modification except as expressly set forth in this Tenth Addendum.

16.	Estoppels. Landlord and Tenant acknowledge and agree that, as of the execution and delivery of this Tenth Addendum, neither Landlord nor Tenant is in default under the terms of the Lease, nor has the Lease been modified or amended except as recited or set forth in this Tenth Addendum.

Aerojet-General Corporation,
an Ohio corporation

Dated:	March 31, 2004	By:	/s/ Terry P. Griffin
		Its:	Authorized Agent

Health Net, Inc.,
a Delaware corporation

Dated:		By:	/s/ Marvin P. Rich
		Its:	Executive Vice President

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EXHIBIT A 1

EXPANSION SPACE

CORRIDOR
AEROJET
HEALTHNET
ELEVATOR CORRIDOR
AEROJET
CORRIDOR
PLATELET DESIGN
CORRIDOR
HEALTH NET

FIRST FLOOR PLAN

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EXHIBIT A 2

EXPANSION SPACE

AEROJET
ELEVATOR CORRIDOR
CORRIDOR
HEALTH NET
N

CORRIDOR
AEROJET
HEALTHNET

SECOND FLOOR PLAN

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EXHIBIT B1

ELEVATOR CORRIDOR
AEROJET
CORRIDOR
PLATELET DESIGN
CORRIDOR
HEALTH NET
N

ACCESS RIGHTS FOR AEROJET AND HEALTHNET

FIRST FLOOR PLAN

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EXHIBIT B2

AEROJET
ELEVATOR CORRIDOR
CORRIDOR
HEALTH NET
ACCESS RIGHTS
FOR
AEROJET
AND
HEALTHNET
N

SECOND FLOOR PLAN

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Exhibit “C”

Memorandum Certifying the Completion Date

[Alternative Title: Memorandum Certifying a Phased Completion Date]

To: Health Net, Inc. (“Tenant”)

From: Aerojet-General Corporation (“Landlord”)

Date:                     , 2004

Subject: Building 2019 Expansion Space Completion Date Certification

Greetings:

Landlord and Tenant hereby certify that, as of                     , 2004 (the “Completion Date”) [alternatively, (a “Phased Completion Date”)], Landlord has substantially completed tenant improvement work (the “TI Work”) at Building 2019 located on Aerojet Road in Sacramento County, California (the “Building”). The TI Work thus completed is described a follows:

.

The rentable square feet of the Building affected by said TI Work consists of                      (            ) rentable square feet (the “Completed Premises”). The monthly rental rate applicable, as of the Completion Date [alternatively, Phased Completion Date], to the Completed Premises is                      Dollars ($            .        ) (the “Monthly Rent”).

By execution of this Memorandum Certifying the Completion Date [alternatively, this Memorandum Certifying a Phased Completion Date], Landlord and Tenant certify to each other, and for the benefit of their respective lenders, investors, affiliates, successors, and assigns, that this Memorandum is true and accurate as of its date set forth above. Landlord and Tenant are each be estopped to deny the truth of any statement of fact set forth in this Memorandum.

Aerojet-General Corporation

By:
Its:

Health Net, Inc.

By:
Its:

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EXHIBIT D1
PHASE T.I. COMPLETION
CORRIDOR
AEROJET
HEALTHNET
AEROJET
ELEVATOR CORRIDOR
CORRIDOR
HEALTH NET
MAY 21, 2004
PHASE I
N

SECOND FLOOR PLAN

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EXHIBIT D2

PHASE T.I. COMPLETION

CORRIDOR
AER.OJET
HEALTHNET PHASE II
HEALTHNET PHASE III
AEROJET
ELEVATOR CORRIDOR
CORRIDOR
HEALTH NET
PHASE III
AUGUST 27, 2004
PLATELET DESIGN
CORRIDOR
HEALTH NET
PHASE II
JULY 30, 2004
N

FIRST FLOOR PLAN

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Exhibit “E”

(Definition of Standard Building Shell)

Landlord shall provide at Landlord’s sole cost and expense, a finished building shell prior to the completion of tenant improvements including existing building roof, main HVAC system with main loop installed and package units, and main building electrical backbone with panel installed. Landlord shall be responsible for bringing the building into compliance with the Americans with Disabilities Act (ADA), and all other governmental regulations, including proper exiting and life safety compliance. Landlord has removed all hazardous materials from the first (1st) and second (2nd) floors except for the VAT at the first (1st) floor, which will be capsulized under the new floor covering, and shall be responsible for all remediation work in preparing the Building 2019 Expansion Space for Tenant’s occupancy.

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ELEVENTH ADDENDUM TO LEASE

This is the Eleventh Addendum, which, upon approval, will be attached to that certain Lease (the “Original Lease”) by and between Aerojet-General Corporation, an Ohio corporation, as Landlord, and Health Net, Inc., a Delaware corporation, as successor in interest by merger to Foundation Health Federal Services, Inc., a Delaware corporation, as successor in interest to Foundation Health, a California Health Plan, a California corporation, as Tenant, dated July 13, 1995, including that certain Addendum, that certain Second Addendum, that certain Third Addendum, that certain Fourth Addendum, that certain Fifth Addendum, that certain Sixth Addendum, that certain Seventh Addendum, that certain Eighth Addendum, that certain Ninth Addendum, and that certain Tenth Addendum thereto (collectively, the “Lease”). Unless otherwise defined in this Eleventh Addendum, all capitalized terms used in this Eleventh Addendum shall have the same meanings as such capitalized terms have in the Lease. All references within this Eleventh Addendum to a “section” are to a specific section within the Lease unless otherwise indicated.

RECITALS

A.

Pursuant to the terms of the Lease, Landlord currently leases to Tenant, and Tenant currently leases from Landlord, the entire Building number 2015B, the entire Building number 2025, approximately twenty-eight thousand (28,000) rentable square feet within Building number 2006 (incorrectly described in the Fifth Addendum as the entire Building number 2006), approximately twenty-eight thousand (28,000) rentable square feet in Building number 2015A, and approximately fifty-three thousand nine hundred ninety (53,990) rentable square feet, being a portion of the first (1st) floor and approximately one-half (1/2) of the second (2nd) floor of Building number 2019 (collectively, the “Existing Premises”) and no other space.

B.	The Existing Premises consist of approximately two hundred fifty-five thousand six hundred seventy-four (255,674) rentable square feet of office space.

C.	On or about January 29, 2007, Tenant gave to Landlord a Contraction Notice (as defined in Section 6.B.ii. of the Tenth Addendum), by which Contraction Notice Tenant exercised Tenant’s Contraction Option with respect to a portion of Building number 2006. Attached hereto and incorporated herein by this reference is Exhibit “A,” showing the Deleted Area (labeled “Vacant”) of approximately twenty-six thousand four hundred eighty-five (26,485) rentable square feet, and showing the portion of Building number 2006 that will continue as part of the Existing Premises (labeled “Health Net”) consisting of approximately one thousand five hundred fifteen (1,515) rentable square feet.

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AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the foregoing recitals, all of which are incorporated herein by this reference, and the covenants contained in this Eleventh Addendum, agree as follows:

1.	Contraction of Premises.

(a) Effective as of June 1, 2007, the Deleted Area is deleted from the Existing Premises, thus reducing the total rentable area of the Premises demised by the Lease to approximately two hundred twenty-nine thousand one hundred eighty-nine (229,189) rentable square feet.

(b) Tenant shall vacate all of the Deleted Area and surrender possession of the Deleted Area to Landlord no later than 11:59 p.m. on May 31, 2007.

(c) Upon Tenant’s vacating and surrendering possession of the Deleted Area, all rent and other obligations of Tenant and Landlord under the Lease shall cease to accrue with respect to the Deleted Area, including, but not limited to, the monthly rental payment for Building number 2006 shall (at the current monthly rental rate of One Dollar and Twenty-Seven Cents [$1.27] per rentable square foot) be reduced from Thirty-Five Thousand Five Hundred Sixty Dollars ($35,560.00) to One Thousand Nine Hundred Twenty-Four Dollars and Five Cents ($1,924.05).

(d) Landlord hereby waives any claim against Tenant respecting, and agrees that there does not exist, any unamortized portion of the brokerage commission as otherwise payable by Tenant under Section 6.B.vi. of the Tenth Addendum.

(e) Landlord does not waive any claim under Section 6.B.viii. of the Tenth Addendum respecting, and reserves its right to collect, if incurred, any out-of-pocket costs and expenses as described therein. As of the execution of this Eleventh Addendum Landlord anticipates, but is not assuring Tenant, that no such out-of-costs and expenses will be incurred.

(f) Nothing in this Eleventh Addendum shall be construed to affect in any way obligations respecting Additional Rent under Section 4.H. of the Eighth Addendum.

2.	Effect. Landlord and Tenant agree that the Lease is in full force and effect without modification except as expressly set forth in this Eleventh Addendum.

3.	Estoppels. Landlord and Tenant acknowledge and agree that, as of the execution and delivery of this Eleventh Addendum, neither Landlord nor Tenant is in default under the terms of the Lease, nor has the Lease been modified or amended except as recited or set forth in this Eleventh Addendum.

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In witness whereof, Landlord and Tenant have executed this Eleventh Addendum on the dates set forth with their signatures below.

Aerojet-General Corporation,
an Ohio corporation

Dated:	June 1, 2007	By:	/s/ Terry P. Griffin
		Its:	Authorized Agent

Health Net, Inc.,
a Delaware corporation

Dated:	May 22, 2007	By:	/s/ Dennis Bell
		Its:	Chief Real Estate & Procurement Officer

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Exhibits “A”

(Floor Plan Showing the Deleted Area and

the Continuing Health Net Area of Building number 2006)

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# AREAS

- 26,106 SF VACANT
- 7,289 SF GEHCORP
- 1,784 SF COMMON
- 1,515 SF HEALTH NET

Site: Aerojet
Bldg: 53231

# FLOOR PLAN - LEASE MAP

12 FEB. 2007

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TWELFTH ADDENDUM TO LEASE

This is the Twelfth Addendum, which, upon approval, will be attached to that certain Lease (the “Original Lease”) by and between Aerojet-General Corporation, an Ohio corporation, as Landlord, and Health Net Federal Services, LLC a Delaware limited liability company, as successor in interest (by reason of name change and conversion from a Delaware corporation to a Delaware limited liability company) to Health Net Federal Services, Inc., a Delaware corporation, as successor in interest by merger to Foundation Health Federal Services, Inc., a Delaware corporation (“FHFS”), as successor in interest to Foundation Health, a California Health Plan, a California corporation (the “Original Tenant”), as Tenant, dated July 13, 1995, including that certain Addendum, that certain Second Addendum, that certain Third Addendum, that certain Fourth Addendum, that certain Fifth Addendum, that certain Sixth Addendum, that certain Seventh Addendum, that certain Eighth Addendum, that certain Ninth Addendum, that certain Tenth Addendum, and that certain Eleventh Addendum thereto (collectively, the “Lease”). Unless otherwise defined in this Twelfth Addendum, all capitalized terms used in this Twelfth Addendum shall have the same meanings as such capitalized terms have in the Lease. All references within this Twelfth Addendum to a “section” are to a specific section within the Lease unless otherwise indicated.

RECITALS

A.

Pursuant to the terms of the Lease, Landlord currently leases to Tenant, and Tenant currently leases from Landlord, the entire Building number 2015B, the entire Building number 2025, approximately one thousand five hundred fifteen (1,515) rentable square feet within Building number 2006 (incorrectly described in the Fifth Addendum as the entire Building number 2006), approximately twenty-eight thousand (28,000) rentable square feet in Building number 2015A, and approximately fifty-three thousand nine hundred ninety (53,990) rentable square feet, being a portion of the first (1st) floor and approximately one-half ( 1/2) of the second (2nd) floor of Building number 2019 (collectively, the “Existing Premises”) and no other space.

B.	The Existing Premises consist of approximately two hundred twenty-nine thousand one hundred eighty-nine (229,189) rentable square feet of office space.

C.	By its terms, the Lease expires on July 31, 2009, which date is defined as the “New Expiration Date” in said Tenth Addendum.

D.	On or about September 21, 2007, Tenant delivered to Landlord an Agency Confirmation (as defined in Section 12B of said Tenth Addendum) thereby designating Cushman & Wakefield of California, Inc. (“C&W”) as Tenant’s exclusive real estate agent with respect to “the contingent portion of the Commission described in Article 12B of the Tenth Addendum.” Said contingency portion is payable in two (2) portions under subparts (c) and (d), respectively, of said Section 12B.

E.	Said Section 12B references the Commission Agreement executed as of March 31 and April 13, 2004, by and between Landlord and C&W (the “C&W Commission Agreement”). Landlord represents that Landlord has heretofore paid to C&W the commission owed under subparts (a), (b), and (c) of said Section 12B of the Tenth Addendum.

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F.	Subpart (d) of Section 12B of said Tenth Addendum provides for payment of a commission to C&W upon Tenant’s exercise of the New Extension Option (as defined in said Tenth Addendum), which shall be “a full commission calculated in accordance with said Commission Agreement dated March 31, 2004. Said full commission would be five percent (5%) of the gross rent payable during the first five (5) years of the New Extension Period (as defined in Section 4A of said Tenth Addendum.

G.	By correspondence dated September 19, 2007, from CB Richard Ellis (“CBRE”), addressed to Landlord, CBRE claims to be the exclusive representative of Tenant, requests that the terms of the New Extension Option be modified, as set forth below in this Twelfth Addendum, and, under the heading “Brokerage Fee,” proposes that “Landlord shall pay pursuant to a separate agreement between Landlord and Broker [meaning CBRE] upon tenant’s exercise of each Extension of the Term.” CBRE is not willing, at this time, to enter into said separate agreement between Landlord and Broker.

H.	Tenant has advised Landlord and herby represents and warrants to Landlord that: (i) the Eighth Addendum incorrectly stated that FHFS merged into Health Net, Inc., a Delaware corporation; (ii) any references in the Lease to Health Net, Inc., a Delaware corporation, ever having been the Tenant under the Lease are incorrect; (iii) the correct entity under the Lease is Health Net Federal Services, LLC, a Delaware limited liability company, which entity was formerly known as Health Net Federal Services, Inc., a Delaware corporation; and (iv) Health Net Federal Services, LLC, a Delaware limited liability company, has succeeded to all rights and obligations of the Original Tenant under the Lease.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the foregoing recitals, all of which are incorporated herein by this reference, and the covenants contained in this Twelfth Addendum, agree as follows:

1.	The New Extension Option. Section 4 of the Tenth Addendum is hereby deleted from the Lease and replaced entirely by the following new Section 4:

2.	Extension of Term.

A.	New Extension Option. Tenant shall have the right and option (the “New Extension Option”) to extend the term of the Lease for five (5) years beyond July 31, 2009 (the “New Expiration Date”), to expire instead on July 31, 2014 (the “New Extension Period”); provided that:

i.	Tenant must give to Landlord, and Landlord must have received, by mail or by personal delivery, written notice of Tenant’s election to exercise the New Extension Option no later than one hundred twenty (120) days prior to the New Expiration Date;

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ii.	At the time Tenant gives said written notice to Landlord, and at the time the New Extension Period commences, Tenant must not, after the giving of written notice and the passage of the applicable cure period, if any, be in default under the Lease;

iii.	Tenant may exercise the New Extension Option with respect to all of the Premises only, and may not exercise the New Extension Option with respect to only part of the Premises; and

iv.	Failure by Tenant to provide timely or adequate written notice as set forth herein shall, unless, and in the sole discretion of Landlord, an untimely or inadequate notice is acceptable to Landlord, cause the New Extension Option to lapse and its exercise by Tenant shall not be effective.

B.	Tenant’s Termination Right. If and when the New Extension Period commences, Tenant shall thereafter have the right and option to terminate the Lease (“Tenant’s Termination Option”) effective as of July 31, 2011, July 31, 2012, or July 31, 2013 (each, a “Termination Date”); provided that Tenant’s Termination Option may be exercised only by giving to Landlord a written notice of termination no later than ninety (90) days before the Termination Date chosen by Tenant. Any such termination of the Lease shall apply to all of the Premises, and cannot be applied to only a portion or portions of the Premises

C.	Rent during the New Extension Period. The monthly rental payable during the New Extension Period shall be the fair market rental for the Premises, as of the beginning of the New Extension Period, taking into account the specific provisions of the Lease that will remain constant, including, but not limited to, the term thereof as hereby modified, the improvements installed by Landlord, services provided to Tenant, the fact that said monthly rental based upon the fair market rental shall not be subject to increase during the New Extension Period, the cost to Landlord of paying any brokerage commission in connection with Tenant’s exercise of the New Extension Option, and other pertinent items, and the amenities, location, identity, quality, age, and conditions of the buildings in which the Premises are located; provided that, in no event, shall the monthly rental payable for the Premises during the New Extension Period be less than the monthly rental payable for the month immediately preceding the New Expiration Date, regardless what the fair market rental may be. The fair market rental for the Premises shall be determined by applying the following procedures and subject to the following terms and conditions:

i.	At least one hundred (100) days prior to the New Expiration Date, Landlord and Tenant may meet and confer, but are not obligated to meet and confer, respecting the establishment of the fair market rental;

ii.

In the event that Landlord and Tenant fail to meet and confer or cannot agree upon the fair market rental at least ninety (90) days prior to the New Expiration Date, then, at least eighty (80) days prior to the New Expiration

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Date (the “Notice Deadline”), Landlord and Tenant shall each give to the other a written notice setting forth its final determination of the fair market rental (collectively, the “Fair Rental Notices”); provided that, in order to help prevent inadvertent loss of any party’s right to give a Fair Rental Notice, the Notice Deadline shall extend, for both Landlord and Tenant, until one (1) of them gives a Fair Rental Notice plus, for the other, a period expiring five (5) business days thereafter.

iii.	If only one (1) Fair Rental Notice is timely given, then that Fair Rental Notice shall conclusively establish the fair market rental;

iv.	If both Landlord and Tenant give Fair Rental Notices, and the Fair Rental Notices are different in any respect, then the fair market rental shall be conclusively established by a third-party appraiser or broker mutually chosen by Landlord and Tenant; provided that, if Landlord and Tenant have not agreed upon, and engaged, such appraiser or broker at least sixty (60) days prior to the New Expiration Date, then Landlord and Tenant shall each engage a duly licensed California attorney with commercial leasing experience of at least five (5) years, which attorneys shall, by their agreement, select the appraiser or broker; provided that, if said attorneys have not agreed upon an appraiser or broker at least fifty (50) days prior to the New Expiration Date, then either Landlord or Tenant may commence an action for declaratory relief or other appropriate remedy to have the court appoint the appraiser or broker;

v.	Landlord and Tenant shall share equally the fees and expenses of the selected appraiser or broker and shall each pay its own attorneys’ fees;

vi.	Within thirty (30) days after the appraiser or broker’s engagement, the appraiser or broker shall deliver to Landlord and to Tenant the appraiser or broker’s determination of which of the two (2) Fair Rental Notices is, in the appraiser or broker’s best judgment, the closest to the fair market rental for the Premises (the “Chosen Fair Rental Notice”), and the amount set forth in the Chosen Fair Rental Notice shall be deemed to be the fair market rental; and

vii.	The appraiser or broker shall be required to give to Landlord and to Tenant a written statement of the appraiser or broker’s reasoning and justification for selection of the Chosen Fair Rental Notice; the appraiser or broker shall not be permitted to decide on a middle ground, or to suggest any compromise; the appraiser or broker’s sole function shall be to determine the Chosen Fair Rental Notice, and provide his or her reasons therefor.

3.

Brokerage Commissions. Landlord makes no commitment to pay a brokerage commission to CBRE in connection with this Twelfth Addendum or any exercise of the New Extension Option unless and until, and only to the extent that, Landlord and CBRE

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enter into a separate commission agreement (a “CBRE Commission Agreement”). In no event shall any brokerage commission paid by Landlord to CBRE, for the New Extension Period, exceed the brokerage commission that Landlord would owe to C&W under the terms of Section 12B(d) of said Tenth Addendum; provided further that any such brokerage commission, if paid, shall be paid only as and when Tenant exercises the New Extension Option, triggering a brokerage commission based upon two (2) years of rent, and Tenant elects not to exercise Tenant’s Termination Option as of each Termination Date, each such event triggering a brokerage commission based upon one (1) year of rent. In no event shall Landlord pay brokerage commissions to both C&W and CBRE whether or not a CBRE Commission Agreement is executed. Landlord shall have the right, in its absolute discretion, in all events, to decline to pay any brokerage commission to CBRE unless and until Tenant and CBRE provide to Landlord satisfactory assurances and indemnity, including indemnity against attorneys’ fees incurred, against any possible Landlord liability to C&W under either Section 12B(d) of the Tenth Addendum or the C&W Commission Agreement.

4.	Effect. Landlord and Tenant agree that the Lease is in full force and effect without modification except as expressly set forth in this Twelfth Addendum.

5.	Estoppels. Landlord and Tenant acknowledge and agree that, as of the execution and delivery of this Twelfth Addendum, neither Landlord nor Tenant is in default under the terms of the Lease, nor has the Lease been modified or amended except as recited or set forth in this Twelfth Addendum

In witness whereof, Landlord and Tenant have executed this Twelfth Addendum on the dates set forth with their signatures below.

Aerojet-General Corporation,
an Ohio corporation

Dated:	January 29, 2008	By:	/s/ Brian Sweeney
		Its:	Vice President, General Counsel

Health Net Federal Services, LLC, a Delaware limited liability company

Dated:	January 16, 2008	By:	/s/ Dennis Bell
		Its:	Vice President, Real Estate

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